filed on December 23, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FREE AND CLEAR EQUITY, INC.

(Exact name of registrant as specified in its governing instruments)

201 N. Illinois Street

16th Floor, South Tower

Indianapolis, Indiana 46204

(317) 610-3252

(Address including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeffrey J. Jinks

201 N. Illinois Street

16th Floor, South Tower

Indianapolis, Indiana 46204

(317) 610-3252

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Lynn H. Wangerin

Stoll Keenon Ogden PLLC

2000 PNC Plaza, 500 West Jefferson Street, Louisville, Kentucky 40202

(502) 333-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares (1)	9,572,350	$0.02	$191,447	$13.65
Common Shares (2)	122,400,000	$2.50	$306,000,000	$21,817.80
Common Stock Purchase Warrants	3,041,778	(3)	(3)	(3)
Total Fee				$21,831.45

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. This is a bona fide estimate of the maximum offering price based upon the last private sale of the Registrant’s securities. These securities include, in addition to shares of selling shareholders, 1,402,750 shares which were issued and sold to Monogenesis Corporation at a price of $0.01 per share in contemplation of the dividend of 746,500 of such shares by Monogenesis Corporation. The shares will be distributed to holders of shares of Monogenesis Corporation as a dividend at a rate of 250 shares of Free and Clear Equity, Inc. (“FACE”) for each share of Monogenesis Corporation held. The remaining shares may be offered for sale at market price from time to time by selling shareholders and by Monogenesis Corporation.
(2)	These are the maximum number of Common Shares which will be issued in the event Common Stock Purchase Warrants are exercised. The maximum offering price is based upon the exercise price of the warrants.
(3)	Of the warrants, 20986,000 were issued and sold to Monogenesis Corporation at a price of $0.001 each and will be distributed as a dividend to holders of shares of Monogenesis Corporation at a rate of 1,000 warrants for each share in Monogenesis Corporation held. The remaining 55,778 warrants were received by four consultants for consulting work regarding valuation and developing the exercise price of the warrants. The warrants are registered in the same registration statement as the Common Shares underlying the warrants and, therefore, there is no separate registration fee. Only up to 122,400 warrants may be exercised.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

FREE AND CLEAR EQUITY, INC.

131,972,350 Common Shares

3,041,778 Common Stock Purchase Warrants

Free and Clear Equity, Inc. (“FACE”) is an internally managed, newly organized Indiana corporation which plans to acquire mortgages secured by commercial real estate and commercial real estate located in the United States. We also intend to elect and qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2011. To assist in qualifying as a REIT, as described further in this prospectus, ownership of outstanding shares by any individual and, subject to certain exceptions, any other person, generally is limited to prevent loss of the REIT election, once it is made.

FACE is registering the issuance of 1,402,750 Common Shares and 2,986,000 Common Stock Purchase Warrants issued to Monogenesis Corporation of which 746,500 Common Shares and all of the warrants will be distributed as a dividend by Monogenesis Corporation to its shareholders, 250 Common Shares and 1,000 warrants for each share of stock of Monogenesis held as of the date of this prospectus. Monogenesis is a closed-end investment company and a statutory underwriter. The Walker Group, Inc., which is controlled by P. Bradley Walker, an officer of Monogenesis, Joseph Walker, who controls two shareholders Joseph Walker & Sons, Inc. and Walker Land Company, and an individual, Aldophus Dubose, are the only beneficial holders of 5% or more of Monogenesis stock. P. Bradley Walker, The Walker Group, Inc., Joseph Walker and Aldophus Dubose are deemed to be underwriters.

FACE will not receive any proceeds from the dividend distribution, but will receive $17,031.50 from Monogenesis, $0.01 for each Common Share and $0.001 for each warrant, to purchase the shares and warrants. Monogenesis will retain 656,250 of the Common Shares. Monogenesis expects to sell the 656,250 shares it retains from time to time. The difference between the price paid by Monogenesis for the securities and the value of the 656,250 Common Shares retained by Monogenesis, $6,552.50 constitutes its compensation for effecting the dividend. No market currently exists for the shares or warrants.

Each warrant entitles the holder to purchase 1,000 Common Shares at a price of $2.50 per share. Until FACE has received at least $5,000,000 from the exercise of the warrants, it will place 90% of all funds received from exercise of the warrants in a separate account. If by                     , 2011 it has not received at least $5,000,000 from exercise of the warrants, it will return 90% of the exercise price. The 10% will be kept and used to cover expenses. Only up to 122,400 warrants may be exercised and no warrants may be exercised after                     , 2011. Warrants will be accepted in the order received as further described elsewhere. FACE is registering the 122,400,000 Common Shares which may be issued upon exercise of the warrants. FACE will only receive funds for warrants which are exercised. It is uncertain whether or not any warrants will be exercised.

FACE is registering 55,778 warrants received by consultants for services provided in connection with valuation and determining the exercise price of the warrants. FACE is also registering 8,825,850 Common Shares on behalf of shareholders and Monogenesis (shares which are not dividend distributed) for sale from time to time. Of these Common Shares, 656,250 are shares that Monogenesis will retain as compensation. Until the shares are listed, the selling shareholders will offer these shares under this prospectus at the price of $0.02 per share. FACE will not receive any proceeds from the sale of shares or warrants by selling shareholders, but will receive funds if any of the warrants are exercised.

Investing in the Common Shares or warrants involves risks which are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                         .

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery. In this prospectus, the “Company,” “we,” “us,” and “our” refers to Free and Clear Equity, Inc., an Indiana corporation.

PROSPECTUS SUMMARY

This is a summary of information contained elsewhere in the prospectus and may not contain all of the information that is important to you. Before making any investment decision, you should read the entire prospectus including the risk factors section.

Plan of Distribution

On the date of this prospectus, Monogenesis Corporation purchased 1,402,750 Common Shares and 2,986,000 warrants to purchase Common Shares from FACE for a purchase price of $17,013.50.

Monogenesis is a closed-end investment company which distributed a dividend of 746,500 of the Common Shares and all of the warrants to its shareholders of record as of the date of this prospectus. The Walker Group, Inc., which is controlled by P. Bradley Walker (an officer of Monogenesis), Joseph Walker, who controls two shareholders, Joseph Walker & Sons and

Walker Land Company, and an individual, Aldophus Dubose, are the only beneficial holders of 5% or more of Monogenesis stock. In addition to Monogenesis, P. Bradley Walker, The Walker Group, Inc., Joseph Walker and Aldophus Dubose are statutory underwriters. The total number of shares underlying the warrants which may be issued (122,400,000) are also being registered.

The transaction is intended to make FACE a reporting company under the Securities Exchange Act of 1934 without having to sell shares in a traditional initial public offering. There will be no immediate trading market and there is no assurance a trading market will ever develop.

FACE is registering 55,778 warrants received by four consultants for consulting services regarding valuation and developing the exercise price of the warrants.

FACE is also registering 8,825,850 Common Shares held by its shareholders for resale from time to time. Until the shares are listed, the selling shareholders may only offer these shares for sale under this prospectus at a price of $0.02 per share. These shares include the 656,250 Common Shares purchased by Monogenesis but not part of the dividend distributed to its shareholders. If Monogenesis were to sell the 656,250 it retains at the price of $0.02 per share, it would receive $13,125.00. The difference between the price paid by Monogenesis for the shares and the value of the 656,250 Common Shares received by Monogenesis, $6,562.50, constitutes compensation for effecting the distribution.

Common Shares to be distributed by Monogenesis	746,500 (250 for each share of Monogenesis held)

Common Shares to be retained by Monogenesis	656,250

Warrants to be distributed by Monogenesis	2,986,0900 (1,000 for each share of Monogenesis held)

Warrants received by consultants	55,778

Warrant exercise price	$2.50 per share (until the earlier of the date that 122,400 warrants are exercised or , 2011)

Common Shares which may be received upon the exercise of the warrants	122,400,000

Selling shareholder Common Shares	8,169,600

The Company

FACE is a newly organized internally managed Indiana corporation. We plan to use funds raised by exercise of the warrants to acquire mortgages secured by commercial real estate and commercial real estate located in the United States. We plan to invest in several types of commercial real estate, including real estate used for warehouse/distribution facilities, for retail and for offices, focusing on existing buildings with triple net leases in place. Our plan is to purchase all of our investments with cash or short-term financing and remain free of long-term debt.

The founding members of our management team are Chance W. Bunger, our President and Chief Executive Officer, Jeffrey J. Jinks, our Secretary, and Thomas G. Ferkinhoff, our Treasurer and Chief Financial Officer. The founders formed Free and Clear Equity, Inc. in 2010 and have subsequently begun analyzing and seeking investment opportunities in commercial real estate in our targeted markets. Our management team has deep commercial real estate experience across various markets and through various business cycles as well as other business experience including consulting with clients in various industries.

Our strategy is to raise up to $306 million through the exercise of the warrants to enable us to execute our business strategy.

Core Principles

We plan to operate the Company pursuant to the following core principles:

•

Use only available funds or short-term financing to make real estate investments and not use long-term debt thereby increasing security and stability and avoiding the risks associated with financing purchases of assets.

•	Invest in performing assets that are expected to provide immediate cash and which have tenants or mortgagors with stable payment and credit history.

•	Plan for consistent and predictable returns to shareholders by investing in assets that require minimum expense to maintain and that are diverse across multiple market segments.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire commercial properties in select U.S. locations. The U.S. commercial property sector is experiencing significant stress from declining operating fundamentals and difficult credit conditions. Declining operating fundamentals are the result of commercial tenants reacting to weak macro economic trends including reduced consumer spending and declining trade flows. In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near-term debt maturities more difficult. Furthermore, ownership of commercial properties is highly fragmented. We believe that operators that have ready access to equity and debt capital, which we refer to as well-capitalized operators, with no legacy issues (such as over-leveraged properties, significant vacancies and currently underproductive land and recently developed buildings) will have a competitive advantage in acquiring high quality commercial assets at attractive current returns. As we do not currently own any assets and plan to be an all-cash buyer, we are not restricted by legacy operating or legacy leverage issues that some of our competitors are presently facing.

Transaction Landscape Advantageous to Well-Capitalized Investors with No Legacy Issues

Low-cost and abundant debt led to a significant increase in transaction and development activity in commercial real estate between 2004 and 2007. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The Federal Deposit Insurance Corporation, or FDIC, reports that as of June 30, 2010, the amount of loans and leases that were noncurrent (90 days or more past due or in nonaccrual status) among all FDIC-insured institutions increased. The percentage of nonfarm nonresidential real estate loans that are noncurrent reached 4.3%, or $46.23 billion. As lenders react to this environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will lead to increases in foreclosure activities and distressed sales.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:

•

Diverse Management Team with Real Estate Experience and Business Expertise. Our management team is led by Chance W. Bunger, our President and Chief Executive Officer, Jeffrey J. Jinks, our Secretary and Thomas G. Ferkinhoff, CPA, our Treasurer and Chief Financial Officer. These senior executive officers have deep commercial real estate expertise across markets and cycles.

•

Focused Investment Strategy with No Legacy Issues. We selected our target markets based upon our management team’s years of experience in lending and real estate and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, and other factors. As we do not currently own any assets, we are not restricted by the operational or liquidity issues that some of our private and public peers are presently facing. In addition, our plan is to use only cash for investments and avoid the incurrence of any long-term debt.

•

Conservative Targeted Leverage with Growth Oriented Capital Structure. We expect to maintain financial flexibility and a conservative capital structure primarily using retained cash flows and common stock to finance our growth. We intend to limit borrowing to short term needs and use cash and other liquid assets to purchase new mortgages or properties. We believe that by remaining free of long term debt we will have a competitive advantage as the commercial real estate market improves as well as in a period of market decline.

•	Low Operating Costs. We believe that our business plan will be conducive to maintaining low overhead. Our board of directors will be very involved in the management of the Company and our strategy of purchasing mortgages at a discount and tenant commercial properties using true triple net leases we believe will keep our direct cost of doing business to a minimum. Our corporate offices, at least for the near future, will be shared, and we plan to outsource all day to day functions of the business to reduce employment levels.

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Meet an Unsatisfied Need in the Marketplace. We plan to purchase mortgages and properties in a cost range that is higher than what individual investors tend to operate in and that is underserved by commercial lenders in today’s lending environment.

•	Commitment to Strong Corporate Governance. We are committed to strong corporate governance, as demonstrated by the following:

•	all members of our board of directors will serve annual terms;

•	we have adopted a majority voting standard in non-contested director elections;

•	we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover device; and

•

we have no stockholder rights plan. In the future, we do not expect to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, unless we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption.

Our Investment Strategy

We intend to invest in mortgages secured by commercial properties and in commercial properties located in the United States. We will target existing buildings in stable or growing markets that are not more than 10 years old and are leased to tenants under true triple net leases with at least 7 years remaining on the lease. We will target commercial properties that are leased to tenants that are well known and that are performing up to or beyond the standards set by their home office. We will review the financial strength of the tenants who occupy each property that we consider purchasing. We will target properties that can be purchased for a price that will realize a cap rate of 7 to 10 percent. We do not expect to invest outside of the United States.

We will use similar criteria for evaluating mortgages that we purchase. We will look for mortgages that can be purchased at a discount to yield a 7% or greater return. These mortgages will be on buildings that are owned by or leased to Fortune 500 companies that meet our financial criteria.

Many start up companies that focus on real estate are buying properties to develop or properties that will be leased to more than 5 tenants. Thus it takes a while to complete the physical improvements to the properties to get them suitable to rent and to market to tenants to get their occupancy rates up to a point where they are profitable. They also have operating costs associated with managing properties that are under development or leased to multiple tenants.

FACE will focus on purchasing mortgages on buildings occupied by Fortune 500 companies and on purchasing real estate that is already leased. The preference will be for the leases to be triple net leases with the tenant paying all of the expenses including property taxes, insurance and repairs. These projects should provide positive cash flow and positive net income soon after they are purchased providing distributable income to investors faster than other real estate ventures.

The strength of FACE will be in acquiring projects that are more financing than development in nature. The current lending environment makes it difficult for banks to lend money even to companies that are credit worthy. By leasing their buildings these companies are able to keep their balance sheets strong and not tie up the borrowing capacity with real estate loans.

We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in markets with a stable or growing population;

•	situated in areas where property values have stabilized and show signs of recovering;

•	acquisition price at a significant discount; and

•	potential for enhanced return through operational improvements.

We expect to use local third party property managers for day-to-day property management. We believe outsourcing property management will be cost effective and provide us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

While not prohibited from doing so, we have no current intention to acquire undeveloped commercial land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

Over time we expect our investments will be an even mix of equity interests and debt secured by commercial real estate which would otherwise meet our investment criteria.

Sourcing and Initial Screening

Through their extensive industry experience, our management team has built a network of relationships from which to source investment opportunities in our targeted markets. These relationships are focused on the commercial asset class, and include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. These broad connections are expected to help source not only marketed transactions, but also potential transactions outside of a competitive bid environment.

While we have not put any properties or mortgages under contract, we have taken steps to meet with commercial real estate specialists and commercial lenders to verify that there are projects available that meet our investment criteria. While there is no guarantee that any of these opportunities will still exist at the time that we have the funds to invest, it is reasonable that market conditions at that time will be similar and a steady flow of opportunities will exist.

Competition

We believe the current market for commercial real estate acquisitions to be competitive. We expect to compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies, real estate limited partnerships, owner-users, individuals and other entities engaged in real estate investment activities, some of which have greater financial resources than we do. In addition, we believe the leasing of real estate to be highly competitive. We will likely experience competition for customers from owners and managers of competing properties. As a result, we may have to provide free rental periods, incur charges for tenant improvements or offer other inducements, all of which may have an adverse impact on our results of operations.

Summary Risk Factors

An investment in our securities involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 10 of this prospectus before investing in our securities. If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose some or all of your investment.

•	We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders.

•

We have not yet purchased or contracted for any specific properties. Investors will be unable to evaluate the amount or allocation of net proceeds from the exercise of the warrants or the economic merits of our investments prior to making an investment decision. Our failure to apply the net proceeds from the exercise of the warrants effectively or find suitable properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

•

Our success will depend upon the efforts and expertise of our management team to manage our day-to-day operations and direct our business strategy. The loss of their services, and our inability to find suitable replacements, would have an adverse impact on our business.

•	Failure of the projected improvement in operating fundamentals may adversely affect our ability to execute our business plan.

•

Our long-term growth will depend upon future acquisitions of commercial properties or mortgages, and we may be unable to consummate acquisitions on advantageous terms, the acquired properties or mortgages may not perform as we expect, or we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations.

•

Adverse economic and geopolitical conditions could negatively affect our returns and profitability. Among others, the following market and economic challenges may adversely affect our operating results: poor economic times may result in defaults under our leases or mortgages and reduced demand for commercial space; overbuilding may increase vacancies at any of the properties that we may acquire; and maintaining occupancy levels at the properties that we may acquire may require increased concessions, tenant improvement expenditures or reduced rental rates. Our operations could be negatively affected to the extent that economic downturns are prolonged or become more severe.

•

We will be dependent on tenants or mortgagers for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants or mortgagers were unable to meet their obligations or failed to renew leases.

•	We may change our business, investment, leverage and financing strategies without shareholder approval.

•

If we do not qualify as a REIT or fail to remain qualified as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates and potentially increased state and local taxes and could face substantial tax liability, which would reduce the amount of cash available for distributions to our shareholders and adversely affect the value of our securities.

•	We have not established a minimum distribution payment and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

Distribution Policy

We intend over time to make regular quarterly distributions to our shareholders. However, until we invest a substantial portion of the net proceeds from the exercise of the warrants in commercial properties or mortgages, we expect that there will not be any quarterly distributions. We currently do not intend to use the net proceeds from the exercise of the warrants to make distributions to our shareholders.

Our ability to make distributions to our shareholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. In order to qualify for taxation as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our shareholders or our ability to sustain those distributions. Distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our board of directors. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in commercial properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital.

Our Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ending December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income to our shareholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries, if any, will be subject to taxation at regular corporate rates.

Financing Plan

We have no source of revenues. To date, our only source of funds has been capital raised from the sale of stock.

Our founders and officers capitalized FACE at the time of its formation with $395,634 for which they received shares. These funds were used for formation related expenses, registering the Common Shares and warrants and participating in the distribution contemplated by this prospectus. The proceeds received from Monogenesis for the shares and warrants distributed to Monogenesis shareholders as a dividend were also used to pay expenses related to registering the shares and warrants, the transfer agent fees, mailing costs of the dividend and other operational expenses of FACE.

We anticipate the capital needed to acquire sufficient assets to begin operations to be approximately $5,000,000. If the maximum of $306,000,000 is raised through the exercise of the warrants, we will have the ability to acquire additional assets. The plan is to raise a minimum of $5,000,000 from the exercise of the warrants being distributed hereunder. If less than 2,000 of the warrants issued are exercised and less than $5,000,000 is received, 90% of the warrant exercise price will be returned to investors. The 10% retained by the Company will be used to pay any unpaid expenses of registering the securities, the transfer agent, any loans the Company may have, other general expenses and to seek alternate avenues of financing. The 10% retained may or may not be sufficient to cover expenses and find alternate means of financing the project especially as the amount retained will depend on warrants exercised and is unknown. Management determined to retain 10% as an amount designed to return most of the exercise price if sufficient capital is not obtained through the exercise of the warrants yet retain an amount which could be sufficient to locate alternate sources and cover expenses.

There is no assurance that a sufficient number of warrants or any warrants will be exercised. The initial price at which the selling shareholders may offer their shares (prior to any listing) is $0.02 (based upon the highest price of the sale of initial shares). Unless the price of the shares increases, exercise of the warrants is unlikely and the minimum needed for the project will not likely be reached.

Corporation Information

Our offices are located at 201 N. Illinois Street, 16th Floor, South Tower, Indianapolis, Indiana 46204, and our telephone number is (317) 610-3252.

IMPORTANT NOTICES TO INVESTORS

This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities. These securities have not been registered under the securities laws of any state and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of a state.

During the course of the distribution of the shares and warrants, each prospective purchaser and such purchaser’s representatives, if any, are invited to ask questions of, and obtain information from, representatives of FACE concerning the terms and conditions of this distribution, us, the business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Those having questions should contact FACE’s Director of Investor Relations.

RISK FACTORS

This prospectus contains forward-looking statements that address, among other things, general business strategy and expected trends, acquisition and growth strategy, use of proceeds, effects of interest rate and legislative changes, and possible future actions. The statements may be found specifically in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in this prospectus generally. Actual results could differ materially from those anticipated in forward-looking statements for various reasons, including risks discussed in the “Risk Factors” section and elsewhere in this prospectus.

The securities described in this prospectus involve a high degree of risk. Prior to purchasing shares or warrants, you should consider the possible risks of the business described below.

Risks Related to Financing Plan

Our financing plan is contingent upon the exercise of the warrants. There is no assurance that the holders of the warrants will exercise their warrants. Unless at least 2,000 warrants are exercised during the 120 days following issuance of the warrants, we will return 90% of the funds received. If fewer than the 122,400 warrants are exercised, we will have less funds to invest in real estate or mortgages and assets will be less diversified. Even if there are not a sufficient number of warrants exercised that we believe we can proceed, only 90% of the funds from any warrants exercised will be returned to investors.

Risks Related to Our Business and Property Ownership

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders. We were organized in July 2010, have no operating history and have no agreements to acquire any properties. We will only commence operations if warrants are exercised sufficient to raise at least $5,000,000 or we are able to raise such funds from other sources. Our ability to make or sustain distributions to our shareholders will depend on many factors, including our ability to identify attractive acquisition opportunities consistent with our planned investment strategy, our success in consummating any such acquisitions on favorable terms and conditions in the financial markets, the real estate market and the economy. We will face competition in acquiring attractive commercial properties and acquiring them on advantageous terms. The value of any commercial properties that we acquire may decline substantially after we purchase them. We may not be able to successfully operate our business or implement our operating policies and investment strategy. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses, service any debt we may incur in the future or make distributions to our shareholders.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to attract and retain qualified personnel, create effective operating and financial controls and systems or effectively manage growth, any of which could have a material adverse effect on our business and our operating results.

We may not be able to continue as a going concern. We have not generated any revenues from operations and there is no assurance that we will generate revenues in the future. We require substantial additional funds to pursue our business plan and sustain operations for the next 12 months. There is no assurance that we will be able to obtain sufficient funds to begin operations and implement our business plan.

We have not yet identified any specific commercial properties to acquire, therefore you will not be able to evaluate the allocation of net proceeds from the exercise of the warrants or the economic merits of any of our potential investments prior to making your investment decision. We currently do not own any real property or mortgages and have no agreements to acquire any assets. Because we have not yet decided on any specific commercial properties or mortgages to acquire or committed any portion of the proceeds from the exercise of the warrants to any specific investment, you will be unable to evaluate the allocation of the net proceeds or the economic merits of any acquisitions before making an investment decision to exercise any warrants. We will have broad authority to invest proceeds from exercise of the warrants in any real estate or mortgage investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders. These factors will increase the uncertainty, and thus the risk, of investing in our Common Shares. Our failure to apply proceeds effectively or find suitable commercial properties or mortgages to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses.

Prior to the full investment of proceeds from exercise of the warrants in mortgages backed by commercial properties and commercial properties, we intend to invest proceeds in interest-bearing short-term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our investments in commercial properties. We may not be able to identify commercial investments that meet our investment criteria, we may not be successful in completing any investment we identify and our investments may not produce acceptable, or any, returns. We may be unable to invest proceeds on acceptable terms, or at all.

Our management’s past experience in commercial real estate and the running of various other companies may not be sufficient to successfully operate our Company. We cannot assure you that the past experience of our President and Chief Executive Officer, our Secretary and our Treasurer and Chief Financial Officer in commercial real estate and the running of various other companies will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002. Failure to maintain REIT status would have an adverse effect on our financial condition, results of operations, cash flows, per share trading price of our Common Shares and to pay distributions to you.

Our investments will be concentrated in the commercial real estate sector, and our business would be adversely affected by a continuing or additional economic downturn in that sector. Our policy provides that our investments in real estate assets be concentrated in the commercial real estate sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our investment included more diverse properties.

Events or occurrences that affect areas in which our properties will be located may affect financial results. In addition to general, regional, national and international economic conditions, our operating performance will likely be affected by the economic conditions of the specific markets in which we own assets. Many real estate markets have experienced downturns in recent years. If the recent downturn in the economy in any of our targeted markets persists and we fail to accurately predict the timing of economic improvement in these markets, our operations and our revenue and cash available for distribution could be materially adversely affected.

We depend on key personnel. Our success depends to a significant degree upon the contributions of key personnel including, but not limited to, our President and Chief Executive Officer, our Secretary, our Treasurer and Chief Financial Officer, and key members of the board of directors, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us or serving as directors, our operating results could suffer. Our ability to retain our senior management group or to attract suitable replacements should any members of the senior management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flows. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financial and operational personnel. Competition for such personnel is intense, and we cannot make assurances that we will be successful in attracting and retaining such skilled personnel.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all. In order to maintain qualification as a REIT, we will be required to meet various requirements under the Code, including that we distribute annually at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we likely must sell our securities to fund our capital needs. We currently do not intend to rely on financing sources for any additional capital needs, but if we choose to use financing, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our Common Shares.

Recently, the credit markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of existing properties when purchased, satisfy any debt service obligations or make the cash distributions to our shareholders necessary to maintain our qualification as a REIT.

Our long-term growth will depend upon future acquisitions of properties, and we may be unable to make acquisitions on advantageous terms, the acquired properties may not perform as we expect, or we may be unable to quickly and efficiently integrate new acquisitions into existing operations. Our goal is to acquire high quality commercial properties. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect and that we may be unable to quickly and efficiently integrate new acquisitions into existing operations. Further, we face significant competition for attractive investment opportunities from other more established and well-capitalized real estate investors, including pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies and REITs, real estate limited partnerships, owner-users, individuals and other entities engaged in real estate investment activities, some of which have a history of operations and greater financial resources than we do. This competition would increase as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire properties as we desire or the purchase price may be significantly higher than we anticipate. In addition, we expect to finance future acquisitions through the use of retained cash flows and sale of securities which may not be available or possible. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our Common Shares.

Actions of any joint venture partners could negatively impact our performance. We may acquire interests in properties through joint ventures, limited liability companies and partnerships with other persons or entities when we believe it to be warranted by the circumstances. In such cases, other persons may share approval rights over decisions. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

•	that any co-owner might become bankrupt, which would mean that we and any other remaining owners may remain liable for the entity’s liabilities;

•	that any co-owner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

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that any co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our current investment policies or our policy with respect to maintaining our qualification as a REIT;

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that joint venture, limited liability company and partnership agreements often restrict the transfer of a co-owner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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that our relationships with our co-owners are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at an above-market price to continue ownership;

•

that disputes between us and our co-owners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable entity to additional risk; and

•	that we may in certain circumstances be liable for the actions of our co-owners.

We generally will seek to maintain sufficient control of any joint investment to permit us to achieve our business objectives; however, we may not be able to do so, and the occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our Common Shares.

If we invest in a limited partnership as a general partner or in a general partnership, we could be responsible for all liabilities of such partnership. In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. It is also possible that we may invest in a general partnership. As a general partner in a limited partnership or in a general partnership, we could be liable for all the liabilities of such partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made or then had in the partnership.

We expect to use local third party managers for day-to-day property management. We may use local third party managers for day-to-day property management. Our cash flows from our commercial properties may be adversely affected if our managers fail to provide quality services. In addition, our managers or their affiliates may manage, and in some cases may own, invest in or provide credit support or operating guarantees to commercial properties that compete with commercial properties that we acquire, which may result in conflicts of interest and decisions regarding the operation of our commercial properties that are not in our best interests.

The availability and timing of cash distributions is uncertain. We intend over time to make regular quarterly distributions to holders of our Common Shares. However, we bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our shareholders. In addition, our board of directors, in its discretion, may retain any portion of such cash for working capital. Our ability to make distributions to our shareholders will also depend on our levels of retained cash flows, which we intend to use as a source of investment capital. We cannot assure our shareholders that sufficient funds will be available to make distributions. Our corporate strategy is to fund the payment of quarterly distributions to our shareholders entirely from distributable cash flows. In the event we are unable to consistently fund quarterly distributions to our shareholders entirely from distributable cash flows the value of our shares may be negatively affected.

We will be dependent on tenants or mortgagors for our revenues. After we commence operations and acquire commercial properties, we will be dependent on tenants or mortgagors for our revenues. Our operating results and distributable cash flows would be adversely affected if a significant number of our tenants or mortgagors were unable to meet their obligations to us or if tenants failed to renew their leases. The success of the properties will depend on the financial stability of the tenants. Lease or mortgage payment defaults could cause us to reduce the amount of distributions to shareholders. A default by a tenant on its lease payments could force us to find an alternative source of revenues to pay any operating expenses on the property. In the event of a default, we may experience delays in enforcing our rights as landlord or mortgagee and may incur substantial costs, including litigation and related expenses, in protecting our investment and, if applicable, re-leasing our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. If a lease is terminated and if the property was built for the needs of a specific tenant, the cost to renovate the property to the needs of a new tenant may be higher than expected. If we are unable to find a new tenant to occupy any property we may need to incur expenses to modify the property for multiple tenants and incur additional property management expenses to deal with multiple tenants.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire. We cannot assure you that after we commence operations, acquire commercial properties and enter into leases with respect to the properties, such leases will be renewed or that such properties will be re-leased at net effective rental rates equal to or above the then current average net effective rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases are scheduled to expire, our financial condition, results of operations, cash flow, cash available for distribution to you, and per share trading price of our Common Shares could be materially adversely affected. In addition, if we are unable to renew leases or re-lease a property, the resale value of that property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We face potential adverse effects from the bankruptcies or insolvencies of tenants or mortgagors. The bankruptcy or insolvency of the tenants of the properties or mortgagors of the mortgages we acquire may adversely affect the income produced by our assets. The tenants or mortgagors of the assets we acquire, particularly those that are highly leveraged, could file for bankruptcy protection or become insolvent in the future. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flows and results of operations.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition. We intend to review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the current global economic recession), indicate potential impairment may exist. We intend to base our review on an estimate of the future cash flows expected to result from the real estate investment’s use and eventual disposition. We intend to consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses would have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution, including cash available for us to pay distributions to our shareholders and per share trading price of our Common Shares.

Future debt service obligations could adversely affect our overall operating results, may require us to sell commercial properties and could adversely affect our ability to make distributions to our shareholders and the market price of our Common Shares. Our business strategy contemplates using equity to finance long-term growth. While we intend to avoid any long-term borrowing, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without shareholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

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we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes; and

•	the use of leverage could adversely affect our ability to make distributions to our shareholders and the market price of our Common Shares.

If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, future indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our shareholders.

Higher interest rates could increase debt service requirements on any floating rate debt that we incur and could reduce the amounts available for distribution to our shareholders, as well as reduce funds available for our operations, future business opportunities, or other purposes. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to change our portfolio promptly in response to changes in economic or other conditions. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our commercial properties in order to meet our debt service obligations at times which may not permit us to receive an attractive return on our investments.

We expect to invest in outstanding mortgages secured by commercial property, which may expose us to risks. We expect to acquire outstanding debt secured by commercial property from lenders or investors. However, if we do acquire such debt, borrowers may become delinquent on payments or default on the mortgage, in which event we could incur significant costs and take considerable time to take possession of such properties, all of which could adversely affect our financial performance and reduce our expected returns from such investments. In addition, we may not earn a current return on such investments particularly if a loan that we acquire goes into default.

Our business could be adversely affected if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting. We are a newly formed company with no existing operations. We intend to work to prepare and implement adequate disclosure controls and procedures and internal controls over financial reporting. However, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We may make acquisitions, which pose integration and other risks that could harm our business. Upon the exercise of the minimum number of warrants, we will commence operations. Although we have not yet committed to acquire any specific commercial properties, we intend to acquire commercial properties in the future. As a result of these acquisitions, we may be required to issue additional Common Shares to pay for the acquired commercial properties, which may dilute our shareholders’ ownership interest and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired properties into our operations;

•	the possibility that additional capital expenditures may be required;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired properties;

•	the possible loss or reduction in value of acquired properties; and

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the possibility of pre-existing undisclosed liabilities regarding acquired properties, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage;

We expect to incur acquisition costs, including capital expenditures required to render commercial properties operational, in the future. If our revenue does not keep pace with these potential acquisition costs, we may not be able to maintain our earnings as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with any acquisitions.

Our property taxes could increase due to property tax rate changes or reassessment, which could adversely affect our cash flows. Even if we qualify as a REIT for federal income tax purposes, we will be required to pay applicable state and local taxes on properties that we may acquire. Our lease agreements may call for the tenants to pay these property taxes, but the real property taxes on the properties we acquire may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes due on these properties in the future may increase substantially. If the property taxes increase substantially we may need to give concessions to tenants, our cash flows would be impacted, and our ability to pay expected distributions to our shareholders could be adversely affected.

The conflict of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities. In order to address actual or perceived conflicts of interest with our directors, officers or employees, we have adopted certain policies. In addition, our board of directors is subject to certain provisions of Indiana law, which are also designed to address conflicts. Although under these policies the approval of a majority of our disinterested directors will be required to approve any transaction, agreement or relationship in which any of our directors, officers or employees has an interest, there is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. In addition, our current board of directors consists only of Messrs. Jinks, Bunger and Ferkinhoff, and as a result, the transactions and agreements entered into in connection with our formation have not been approved by any independent or disinterested directors.

Risks Related to the Real Estate Industry

Our performance and value will be subject to general economic conditions and risks associated with real estate assets. The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If the properties we acquire do not generate income sufficient to meet operating expenses, including capital expenditures, then our ability to pay distributions to our shareholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. Income from and the value of the properties we acquire may be adversely affected by:

•	downturns in national, regional and local economic conditions (particularly increases in unemployment);

•	the attractiveness of the properties we acquire to potential tenants and competition from other commercial properties;

•	changes in supply of or demand for similar or competing properties in an area;

•	bankruptcies, financial difficulties or lease defaults by the tenants of the properties we acquire;

•	changes in interest rates, availability and terms of financing;

•	changes in operating costs and expenses and our ability to control rents;

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changes in, or increased costs of compliance with, governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

•	our ability to provide adequate maintenance and insurance;

•	changes in the cost or availability of insurance, including coverage for mold or asbestos;

•	unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

•	tenant turnover;

•	general overbuilding or excess supply in the market area; and

•	disruptions in the global supply chain caused by political, regulatory or other factors including terrorism.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, the properties we acquire. To the extent that future attacks impact the tenants of the properties we acquire, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases. For these and other reasons, we cannot assure our shareholders that we will be profitable or that we will realize growth in the value of our real estate properties.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of the properties we acquire. We will be competing with other owners and operators of real estate, some of which are likely to own properties similar to the properties we may acquire in the same markets and submarkets in which the properties we acquire may be located. If our competitors offer space at rental rates below current market rates or below the rental rates we plan to charge tenants of the properties we acquire, we may lose potential tenants, and we may be pressured to reduce our rental rates in order to retain tenants when such tenants’ leases expire. In addition, if our competitors sell assets similar to assets we intend to divest in the same markets and/or at valuations below our valuations for comparable assets, we may be unable to divest our assets at all or at favorable pricing or on favorable terms. As a result of these actions by our competitors, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to investors. Real estate investments are not as liquid as many other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

Uninsured or underinsured losses relating to real property may adversely affect our returns. We will attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our securities. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

Some of the properties we acquire may be in areas subject to flood or hurricane risk. Although we intend to carry replacement-cost hurricane and/or flood hazard insurance on all of the properties we acquire located in areas historically subject to such activity, subject to coverage limitations and deductibles that we believe are commercially reasonable, we may not be able to obtain coverage to cover all losses with respect to such properties at all or on economically favorable terms, which could expose us to uninsured casualty losses. We intend to evaluate our insurance coverage annually in light of current industry practice.

Contingent or unknown liabilities could adversely affect our financial condition. We may in the future acquire properties that are subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows. Unknown liabilities with respect to entities or properties acquired might include:

•	liabilities for clean-up or remediation of adverse environmental conditions;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax liabilities; and

•	claims for indemnification by the general partners, officers and directors and others indemnified by the former owners of the properties.

Environmentally hazardous conditions may adversely affect our operating results. Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of the properties we acquire may contain asbestos-containing building materials.

We intend to invest in properties historically used for commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of the properties we acquire may be adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties we acquire may be on or are adjacent to or near other properties upon which others, including former owners or tenants of such properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances. We may obtain environmental insurance policies on commercially reasonable terms that provide coverage for potential environmental liabilities, subject to the policy’s coverage conditions and limitations. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a risk-adjusted return. In such an instance, we will factor the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

We generally anticipate that we will require that properties to be purchased have a Phase I or similar environmental assessment preferred by independent environmental consultants at the time of acquisition. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. Even if none of the environmental assessments of our properties reveal an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, we cannot give any assurance that such conditions do not exist or may not arise in the future. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the environmental condition of the properties we acquire will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Costs of complying with governmental laws and regulations with respect to properties we acquire may adversely affect our income and the cash available for any distributions. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties we acquire to tenants that engage in manufacturing and commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, the operations of the tenants of the properties we acquire, the existing condition of land when we buy it, operations in the vicinity of such properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect such properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of our securities. In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs. Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our shareholders may be adversely affected. If we are required to make substantial modifications to the properties we acquire, whether to comply with the Americans with Disabilities Act or other changes in governmental rules and regulations, our financial condition, cash flows, results of operations, the market price of our securities and our ability to make distributions to our shareholders could be adversely affected.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on an investment in our securities. We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time. Due to the uncertainty of market conditions which may affect the future disposition of the properties we acquire, we cannot assure our shareholders that we will be able to sell such properties at a profit in the future. Accordingly, the extent to which our shareholders will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our shareholders that we will have funds available to correct such defects or to make such improvements. In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows. If we decide to sell any of the properties we acquire, we presently intend to sell them for cash. However, if we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively affect our cash distributions to shareholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our shareholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Related to Our Organizational Structure

Our board of directors may change significant corporate policies without shareholder approval. Our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our shareholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal and regulatory requirements. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flows, trading price of our securities and ability to satisfy debt service obligations and to pay distributions to you.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to shareholders. We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT in any taxable year we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•	we would not be allowed a deduction for distributions paid to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will no longer be required to pay distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to raise capital and expand our business, and it would adversely affect the value of our securities. See “Material U.S. Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows. Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for distributions to shareholders.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions. In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets to meet the REIT distribution requirements, even if the then-prevailing market conditions are not favorable for either of these. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our net taxable income including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of cash flows to cover our distribution requirements could have an adverse impact on our ability to raise debt or sell securities in order to fund distributions required to maintain our REIT status. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

The opinion of our tax counsel regarding our status as a REIT does not guarantee our ability to remain a REIT. Our tax counsel, Stoll Keenon Ogden PLLC, has rendered an opinion to us that, commencing with our taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification as a REIT and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. This opinion will be based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. The validity of the opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stock ownership and other requirements on a continuing basis, the results of which will not be monitored by Stoll Keenon Ogden. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of Stoll Keenon Ogden will represent counsel’s legal judgment based on the law in effect as of the date of this prospectus, is not binding on the Internal Revenue Service (the “IRS”) or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. Stoll Keenon Ogden will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Dividends payable by REITs generally do not qualify for reduced tax rates. The maximum tax rate for dividends payable to individual U.S. stockholders (as defined in “Material U.S. Federal Income Tax Considerations” below) is currently     % (through             ). Dividends payable by REITs, however, are generally not eligible for the reduced rates. However, to the extent such dividends are attributable to dividends received from a taxable REIT subsidiary, such dividends generally will be eligible for the reduced rates that apply to qualified dividend income. It is not certain, however, that we will have any taxable REIT subsidies. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive investments. To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the total voting power of the outstanding securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries, or TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

If we fail to invest a sufficient amount of the proceeds received from the exercise of the warrants in real estate assets within one year from the receipt of the proceeds, we could jeopardize complying with REIT requirements. Temporary investment of the proceeds from the exercise of the warrants in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset qualifications, but only during the one-year period beginning on the date we receive the proceeds. If we are unable to invest a sufficient amount of the proceeds in commercial properties and other qualifying real estate assets within such one-year period, we could fail to satisfy one of the gross income tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT — Income Tests Applicable to REITs”. If we fail to satisfy such income test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification as a REIT — Failure to Qualify as a REIT”.

Our relationship with any TRS will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax. A REIT may own up to 100% of the stock of one or more TRSs. While we have no current intention to own any interest in a TRS, we may own an interest in the future. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Any TRS of ours will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of any TRS stock and securities owned by us will be significantly less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. No assurance, however, can be given that we will be able to comply with the 25% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain our REIT qualification or avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our securities. At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Risks Related to the Common Shares and Warrants

Neither the exercise price of the warrants nor the offering price of the selling shareholders’ shares are based on market prices. The exercise price of the warrants was determined by management based upon management’s assessment of business prospects and required equity capital. It reflects management’s opinion relating to the future and may not be indicative of future market prices of the warrants or the underlying shares, revenues or profitability. The price at which selling shareholders will offer their shares prior to quotation of the shares was determined by the selling shareholders and may not be indicative of future market prices of the shares, revenues or profitability.

Holders of warrants may not be able to exercise the warrants. FACE is issuing 3,041,778 warrants; however only a maximum of 122,400 warrants may be exercised. Once the 122,400 warrants have been exercised, the remaining warrants cannot be exercised and will not have any value. A purchaser of warrants may not be aware that the 122,400 maximum has been reached at the time of purchase and would lose any amounts paid for the warrants.

If fewer than 2,000 warrants are exercised, we are not likely to begin operations and investors will likely lose 10% of the exercise price as well as amounts, if any, paid to purchase the warrants. If FACE does not receive a minimum of $5,000,000 from the exercise of warrants, it will return 90% of the exercise price, but will keep 10% to use to defray expenses and attempt to find other financing. In the event it is unable to find other financing, the shares received upon exercise of the warrants would have little or no value and those that exercised the warrants would lose 10% of the exercise price as well as any amounts paid to purchase the warrants.

Future sales of shares by substantial shareholders may adversely affect the price of shares. Assuming the exercise of all 122,400 warrants which may be exercised, 131,972,350 Common Shares will be registered and available for public sale. The remaining outstanding Common Shares, numbering 24,508,800, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933. The restricted shares constitute approximately 16% of the issued and outstanding Common Shares, including Common Shares which would be issued upon the exercise of the warrants. Sales of securities by our affiliates may also be subject to Rule 144 resale limitations. Rule 144 provides a safe harbor from registration requirements for some sales of restricted securities or securities held by affiliates. In general, under Rule 144, if adequate public information on FACE is available, beginning 90 days after the date of this prospectus, a person who is not an affiliate of FACE and who has satisfied a 6-month holding period may sell unlimited amounts of securities. After a one-year holding period is met, no restrictions apply. After a six-month holding period, if adequate public information is available, affiliates of FACE may sell, during any 3-month period, up to the greater of 1% of the then outstanding Common Shares or the average weekly trading volume during the four calendar weeks prior to such sale. Sales by affiliates under Rule 144 are also subject to restrictions relating to manner of sale and notice. Management is unable to predict the effect that sales made pursuant to Rule 144 or other exemptions under the Securities Act of 1933 may have on the prevailing market price of the registered Common Shares, or when such sales may begin under Rule 144.

No public trading market exists for our Common Shares or warrants. There is currently no established public trading market for the securities, and an active trading market may not develop despite the distribution. Even if a market develops, we anticipate it will have a low volume of trading activity. Consequently, it will be difficult to liquidate your investment.

Investors will experience immediate and substantial dilution. Our founding members paid substantially less per share for our Common Shares than the exercise price of the warrants. Accordingly, if you exercise warrants and purchase Common Shares, you will experience immediate and substantial dilution of your investment. See “Dilution” for more information.

Level of cash distributions, market interest rates and other factors may affect the value of our securities. The market value of the equity securities of a REIT is based upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is based upon the real estate market value of the underlying assets. For that reason, our Common Shares may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Common Shares. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our securities. In addition, the price of our Common Shares will be influenced by the dividend yield on the shares relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, could cause the market price of our securities to go down. The trading price of the shares of securities will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions; and

•	our financial condition, performance and prospects.

The market price and trading volume of our Common Shares may be volatile. The market price of our Common Shares may be volatile. In addition, the trading volume in our Common Shares may fluctuate and cause significant price variations to occur. If the market price of our Common Shares declines significantly, you may be unable to resell your shares at or above the warrant exercise price. We cannot assure you that the market price of our Common Shares will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our shares include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our Common Shares upon liquidation, and/or preferred stock which may be senior to our Common Shares for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Shares. Upon liquidation, holders of any debt securities and shares of preferred stock issued and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Common Shares, or both. Holders of our Common Shares are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our Common Shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our Common Shares and diluting their stock holdings in us.

We may change the distribution policy for our Common Shares in the future. The decision to declare and pay distributions on our Common Shares in the future, as well as the timing, amount and composition of any such future distributions, will be at the sole discretion of our board of directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements or contractual prohibitions, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of directors deems relevant. While the statements under “Distribution Policy” reflect our current intentions, the actual distribution payable will be determined by our board of directors based upon the circumstances at the time of declaration and the actual distribution payable may vary from such expected amounts. Any change in our distribution policy could have a material adverse effect on the market price of our common shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the exercise of sufficient warrants to begin operations;

•

the factors included in this prospectus, including those set forth under headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business”;

•	our lack of operating history;

•	our ability to identify and acquire commercial properties on terms favorable to us;

•	general volatility of the capital markets and the market price of our securities;

•	adverse economic or real estate conditions or developments in the commercial real estate sector and/or in the markets in which we acquire properties;

•	our dependence on key personnel;

•	our reliance on third parties to property manage our commercial properties;

•	our dependence upon tenants or mortgagers;

•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;

•	our inability to manage our growth effectively;

•	decreased rental rates or increased vacancy rates;

•	tenant or mortgager bankruptcies;

•	increased interest rates and operating costs;

•	declining real estate valuations and impairment charges;

•	estimates related to our ability to make distributions to our shareholders;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	possible adverse changes to tax laws;

•	uninsured or underinsured losses relating to our properties;

•	environmental uncertainties and risks related to natural disasters; and

•	changes in real estate and zoning laws and increases in real property tax rates.

Market Data

Certain market and industry data used in this prospectus has been obtained from independent industry sources and publications and third party sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. These industry sources have not reviewed this prospectus and disclaim any and all liability with respect to this prospectus in the event any information, commentary, analysis, opinions, advice, recommendations or forecasts in such material prove to be inaccurate, incomplete or unreliable, or result in any investment or other losses. Any forecasts prepared by such sources are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice.

PLAN OF DISTRIBUTION

As of the date of this prospectus, FACE sold 1,402,750 Common Shares and 2,986,000 warrants to Monogenesis, a closed-end registered investment company. In turn, Monogenesis is dividending 746,500 of those Common Shares and all of the warrants to its shareholders of record as of the date of this prospectus. The Monogenesis shareholders are to receive 250 Common Shares and 1,000 warrants for each share of Monogenesis stock held by them on the record date. It is the intention that at the completion of the dividend, FACE will be a reporting company with a substantial shareholder base without having to sell shares in a traditional initial public offering. Monogenesis will retain the 656,250 Common Shares as compensation for dividending the shares and warrants to its shareholders. Monogenesis expects to sell the shares it retains periodically. If Monogenesis sells the 656,250 Common Shares it retains at the $0.02 offering price (prior to quotation), Monogenesis would receive $13,125.00 in proceeds from such sale.

The Walker Group, Inc., which is controlled by P. Bradley Walker, an officer of Monogenesis, Joseph Walker, who controls two shareholders Joseph Walker & Sons, Inc. and Walker Land Company, and an individual, Aldophus Dubose, are the only beneficial holders of 5% or more of Monogenesis stock. P. Bradley Walker, The Walker Group, Inc., Joseph Walker and Aldophus Dubose are considered to be underwriters.

As consideration in addition to agreeing to effect the dividend, Monogenesis will purchase the 1,402,750 Common Shares at a price of $0.01 each and the warrants at a price of $0.001 each for a total of $17,031.50. The price was determined by Monogenesis and management of FACE. As of the date of this prospectus, FACE anticipates recording $14,027.50 in expense and as additional paid in capital based on the estimated fair value of the 1,402,750 Common Shares and 2,986,000 warrants issued to Monogenesis less the price Monogenesis paid for the shares and warrants. The estimated fair value used to calculate the expense is based on the purchase price of shares in the private placement in which FACE raised $395,000. The warrants which require purchase of shares at higher than the current estimated fair value are estimated at the price paid by Monogenesis. Monogenesis will retain the shares not distributed as compensation for effecting the distribution. The following tables describe the compensation received by Monogenesis and the estimated offering expenses to be paid by us:

Shares from FACE (1)	Estimated Fair Value	Less Purchase Price Paid by Monogenesis	Total Expense
1,402,750 Common Shares	$28,055.00	$14,027.50	$14,027.50
2,986,000 Warrants (2)	$2,986.00	$2,986.00	$0.00

Total Compensation			$14,027.50

(1)	The numbers listed include the Common Shares and warrants which Monogenesis will dividend to its shareholders.

(2)	Management believes that the value of the warrants is nominal and therefore the most representative value at this point is the amount paid by Monogenesis.

Offering Expenses	Estimated Amount

Registration fee		$21,831.45
Transfer Agent fees
Printing and filing costs
Legal fees
Accounting fees
Other underwriting fees

Total Offering Expenses	$

Since Monogenesis is purchasing Common Shares and warrants with the intent to distribute them, it is an underwriter under the Securities Act of 1933. An underwriter is a person who purchases securities from an issuer with a view to the distribution of such securities. Monogenesis is not a broker-dealer and has not participated in any traditional underwritings. It is registered as a closed-end investment company under the Investment Company Act of 1940 and was formed to provide a mechanism for companies to become reporting companies under the Securities Exchange Act of 1934 in transactions similar to the distribution described in this prospectus. Monogenesis completed one such distribution in 1992, two in 1997 and one in 2002.

FACE has agreed to indemnify Monogenesis against any liability arising out of a breach of any representation, warranty or covenant made by us or our shareholders in the agreement with Monogenesis.

Shareholders of Monogenesis that receive Common Shares and warrants from Monogenesis will receive such securities as a dividend. No holder of Monogenesis stock will be required to pay any cash or other consideration for the shares or the warrants received as a dividend or surrender or exchange Monogenesis stock in order to receive the Common Shares and warrants. The receipt of the Common Shares and warrants by the Monogenesis shareholders is a taxable event and the shareholders will be required to recognize the value of such shares as income.

Holders of the warrants will be required to pay the exercise price to exercise the warrants. Upon any exercise of their warrants, Monogenesis shareholders will be required to recognize the difference between the exercise price and the fair market value of the Common Shares received on that date as income. Persons receiving Common Shares and warrants as a dividend from Monogenesis should consult with their own tax advisors regarding the tax effects.

Shareholders, including the recipients of Common Shares or warrants distributed by Monogenesis, will be able to sell their shares and warrants which are registered, at any time, although the sale of securities by affiliates is limited and will generally be subject to Rule 144 under the Securities Act of 1933. Monogenesis does not believe that any person who receives shares or warrants as a dividend will be an affiliate. It is expected that registered Common Shares or warrants will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the Common Shares or the warrants nor has any plan of distribution or sale of the Common Shares or warrants been developed, other than the distribution to Monogenesis shareholders through the dividend described in this section. Sun Coast Realty, Inc. has received 9,030 warrants, NoMax Realty Group has received 6,063 warrants, Island Capital Management, LLC has received 12,060 warrants and Greg McAndrews & Associates has received 28,625 warrants as fees for services performed in connection with the determination of the exercise price and the valuation of the warrants. The warrants received by the consultants as fees have the same terms and conditions as the warrants received by the Monogenesis shareholders. The maximum number of warrants that may be exercised (122,400) includes the warrants received by the consultants. Thus, no more than 122,400 warrants may be exercised in total.

Shareholders who hold registered FACE Common Shares or warrants may sell them:

•	to purchasers directly,

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•

through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such shareholders or from the purchasers of the securities for whom they may act as agent,

•

by the pledge of the Common Shares or warrants as security for any loan or obligation, including pledges to brokers or dealers who may effect distribution of the Common Shares or warrants or interests in such securities,

•	to purchasers through a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus,

•	in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction,

•	through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market, or

•	pursuant to Rule 144.

Such sales may be made at then prevailing prices and terms which may be related to the then current market price or at negotiated prices and terms.

FACE has agreed to pay all expenses incident to the registration of shareholders’ Common Shares and warrants other than underwriting discounts or commissions, brokerage fees and the fees and expenses of counsel to such shareholders, if any. We will not receive any proceeds from the sale of Common Shares or warrants by the shareholders. In the event of a material change in the information disclosed in this prospectus, the shareholders will not be able to effect transactions in the Common Shares and warrants pursuant to this prospectus until a post-effective amendment to the registration statement is filed with, and declared effective by, the Securities and Exchange Commission.

We became subject to the reporting requirements of the Securities Exchange Act of 1934 upon effectiveness of the registration statement. Our first report under the 1934 Act will be due                   , 2011.

ESTIMATED USE OF PROCEEDS

The cash proceeds of $17,031.50 derived from the sale of the Common Shares and warrants to Monogenesis will be used to pay the expenses of distributing the Common Shares and warrants such as transfer agent fees and mailing costs. FACE will not receive any proceeds from the sale of Common Shares or warrants by the selling shareholders.

To the extent that the warrants are exercised, we will use all proceeds received to pay organizational and registration expenses, to begin acquiring commercial real estate and/or mortgages backed by commercial real estate which fit within our investment policies and for general business purposes. Prior to the investment of proceeds in the acquisition of commercial real property or mortgages, we intend to invest the proceeds in interest-bearing short-term U.S. government and government agency securities, which are consistent with our intention to qualify as a REIT.

The actual use of funds will be based upon contingencies, such as the purchase price of properties which are driven by the market. It is uncertain whether and, if at all, to what extent the warrants will be exercised. In the event that not all of the 122,400 warrants are exercised, we will purchase fewer properties and/or find additional funds either through sale of additional equity or incur debt. This additional funding may not be available.

CAPITALIZATION

As of                     , 2011, we have issued a total of 32,678,400 Common Shares to our founders. We have total proceeds from the founders’ purchase of shares of $395,634. If the minimum warrant exercise of $5,000,000 is attained, we will have total proceeds, less offering expenses, of $             at the end of the exercise period of the warrants. If the maximum warrant exercise of $306,000,000 is attained, we will have total proceeds, less offering expenses, of $             at the end of the exercise period of the warrants.

Capitalization Table

The following table sets forth our capitalization at                     , 2011, which is unaudited, on an actual pro forma basis to reflect the shares offered which may be revised upon exercise of the warrants.

Pro Forma (1)
	Actual	Minimum	Maximum
Capital stock (2)	$	$	$
Accumulated deficit (3)

Total stockholder’s equity

Total capitalization (4)	$	$	$

(1)	As adjusted to reflect gross proceeds from exercise of the warrants less estimated costs of $ , proceeds from shares issued upon effectiveness of $ , the $ proceeds to be received upon effectiveness include $14,028 in cash proceeds for the Common Shares from Monogenesis and $ in value of services received for shares.

(2)	As of , 2011, FACE has authorized 300,000,000 Common Shares and 15,000,000 Preferred Shares. It has outstanding on the date of this prospectus 34,081,150 Common Shares. If the minimum number of warrants are exercised, it will have outstanding 36,081,150 Common Shares, and if the maximum number of warrants are exercised 156,481,150 Common Shares.

(3)	As adjusted to reflect compensation for services to be provided upon effectiveness of the registration statement estimated at $ .

DILUTION

As of                     , 2011, FACE had 32,678,400 outstanding Common Shares, which were issued to the founders. The founders paid an aggregate of $395,634 for this stock in private placements.

An investor purchasing Common Shares through exercise of warrants will receive Common Shares diluted by the prior purchase of Common Shares by founding shareholders and shares issued to Monogenesis. We have sold Common Shares to founding shareholders and to Monogenesis at prices substantially below the exercise price under the warrants. The presence of this previously sold stock will dilute the relative ownership interests of the Common Shares sold upon exercise of warrants because these earlier investors received a relatively greater share of equity for less consideration than investors are paying for Common Shares issued upon exercise of warrants. All those exercising warrants will notice immediate dilution. The following table shows the dilution to warrant holders upon exercise of the minimum and maximum number of warrants.

	Minimum ($5,000,000)(1)	Maximum ($306,000,000)(1)
Net tangible book value per share at , 2011	$	$

Increase in pro forma net tangible book value per share (2)	$	$

Pro Forma net tangible book value per share as adjusted for sale of stock	$	$

Dilution to new investors in this offering	$	$

(1)	The minimum and maximum number of shares is circumscribed by the minimum exercise of 2,000 warrants for a total amount of $5,000,000 and maximum exercise of 122,400 warrants for a total amount of $306,000,000, less estimated offering costs of $ .

We may seek additional equity financing in the future, which may cause additional dilution to investors. If we sell additional Common Shares or warrants to purchase additional Common Shares, the sale or exercise price could be higher or lower than the exercise price of the warrants.

DISTRIBUTION POLICY

We intend over time to make regular quarterly distributions to holders of our Common Shares. However, until we invest a substantial portion of the proceeds received upon exercise of the warrants in commercial property and/or mortgages secured by commercial properties, we expect that there will be no quarterly distributions or that they will be nominal. Our ability to make distributions to our shareholders also will depend on our levels of retained cash flows, which we intend to use as a source of investment capital. However, in order to qualify for taxation as a REIT, we must distribute to our shareholders an amount at least equal to: (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus (ii) 90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less (iii) the sum of certain items of non-cash income.

Generally, we expect to distribute at least 90% of our REIT taxable income so as to continue to qualify for REIT status. However, we cannot assure you as to when we will begin to generate sufficient cash flows to make distributions to our shareholders or our ability to sustain those distributions. See the section entitled “Material U.S. Federal Income Tax Considerations” below.

The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors, including:

•	actual results of operations;

•	our level of retained cash flows;

•	the timing of the investment of the proceeds from exercise of the warrants;

•	any debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in commercial properties, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and our plan of operation should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We are an internally managed, newly organized Indiana corporation focused on acquiring mortgages on commercial real estate and commercial real estate under triple net leases. We intend to invest in several types of commercial real estate, including retail, certain warehousing and office. We will target functional buildings with existing long term triple net leases that meet our investment criteria.

The founding members of our management team are Chance W. Bunger, our President and Chief Executive Officer, Jeffrey J. Jinks, our Secretary and Thomas G. Ferkinhoff, CPA our Treasurer and Chief Financial Officer. In 2010, the founding members, with some of Mr. Bunger’s investment and all of Mr. Ferkinhoff’s investment through FACE of Indiana, LLC, jointly founded Free and Clear Equity, Inc. and have contacted a team of real estate professionals to begin actively analyzing and seeking commercial investment opportunities in targeted markets. These senior executive officers have commercial real estate expertise across markets and cycles, as well as extensive business experience, from their years of experience providing consulting services to clients in a variety of industries. The management team’s expertise encompasses multiple aspects of commercial real estate acquisition, development, redevelopment, operations and finance.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2011.

Liquidity and Capital Resources

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows, conservative cash management practices and sale of equity securities to finance our growth. We intend to:

•	Maintain an entity free of long-term debt; and

•	Establish a line of credit that would only be used if current cash balances are insufficient to cover operating expenditures and distributions necessary to maintain our status as a REIT.

We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating in the event that in the future we feel it in our best interest to issue unsecured debt and/or preferred stock. Prior to attaining an investment grade rating, we intend to manage the company in a manner that will allow us to remain debt free.

At such time as the minimum number of warrants have been exercised, we plan to seek a revolving credit facility for working capital requirements. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

If all of the warrants are exercised, we would have approximately $306 million in cash available to acquire commercial properties in accordance with our investment strategy.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our anticipated credit facility. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on any borrowings and fund distributions in accordance with the REIT requirements of the federal income tax laws. In the near-term, we intend to fund future investments in properties with proceeds from exercise of the warrants. We expect to meet our long-term liquidity requirements, including with respect to other investments in commercial properties, property acquisitions and scheduled debt maturities, through the cash we will have available upon exercise of the warrants and borrowings under our anticipated credit facility and periodic issuances of equity securities. The success of our acquisition strategy may depend, in part, on our ability to obtain and borrow under our anticipated credit facility and to access additional capital through issuances of equity securities.

Quantitative and Qualitative Disclosure About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk which we expect to be exposed to in the future is interest rate risk. We may be exposed to interest rate changes primarily as a result of debt used to maintain liquidity. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We expect that some of our outstanding debt will have variable interest rates. We may use interest rate caps to manage our interest rate risks relating to our variable rate debt.

Critical Accounting Policies

Below is a discussion of the accounting policies that we believe will be critical once we commence operations. We consider these policies critical because they require estimates about matters that are inherently uncertain, involve various assumptions and require significant management judgment, and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Applying different estimates or assumptions may result in materially different amounts reported in our financial statements.

Property Acquisitions. Upon acquisition of a property, we will estimate the fair value of acquired tangible assets (consisting of land, buildings and improvements) and intangible assets and liabilities (consisting of the above and below market leases and the origination value of all in-place leases). We will determine fair values using estimated cash flow projections and other valuation techniques and applying appropriate discount and capitalization rates based on available market information.

The fair value of the tangible assets is based on the value of the property as if it were vacant. The fair value of the above and below market leases is based on the present value of the difference between the contractual amounts to be received pursuant to the acquired leases and our estimate of the market lease rates measured over a period equal to the remaining noncancelable term of the leases. The capitalized values of above market leases (acquired above market leases) and below market leases (acquired lease obligations) are amortized to rent revenue over the noncancelable term of the respective leases. The origination value of in-place leases (acquired in-place leases) is based on costs to execute similar leases including commissions and other related costs. The origination value of in-place leases also includes real estate taxes, insurance and an estimate of lost rent revenue at market rates during the estimated time required to lease up the property from vacant to the occupancy level at the date of acquisition.

Carrying values for financial reporting purposes will be reviewed for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of a property may not be fully recoverable. When the carrying value of a property or land parcel is greater than its estimated fair value, based on the intended use and holding period, an impairment charge to earnings will be recognized for the excess over its estimated fair value less costs to sell. The intended use of an asset, either held for sale or held for the long term, can significantly impact how impairment is measured. If an asset is intended to be held for the long term, the impairment analysis will be based on a two-step test. The first test measures estimated expected future cash flows over the holding period, including a residual value (undiscounted and without interest charges), against the carrying value of the property. If the asset fails the test, then the asset carrying value will be measured against the lower of cost or the present value of expected cash flows over the expected hold period. An impairment charge to earnings will be recognized for the excess of the asset’s carrying value over the lower of cost or the present values of expected cash flows over the expected hold period. If an asset is intended to be sold, impairment will be determined using the estimated fair value less costs to sell. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions, among other things, regarding current and future economic and market conditions and the availability of capital. We will determine the estimated fair values based on our assumptions regarding rental rates, costs to complete, lease-up and holding periods, as well as sales prices or contribution values. When available, current market information will be used to determine capitalization and rental growth rates. When market information is not readily available, the inputs will be based on our understanding of market conditions and the experience of the management team. Actual results could differ significantly from our estimates. The discount rates used in the fair value estimates will represent a rate commensurate with the indicated holding period with a premium layered on for risk. In a few instances, current comparative sales values will be available and used to establish fair value.

Mortgage Acquisitions. Upon acquisition of a mortgage backed by a commercial property we will account for any discount that we achieve on the purchase and recognize it as an asset to be amortized over the life of the loan.

Revenue Recognition. We will record rental revenue from operating leases on a straight-line basis over the term of the leases and maintain an allowance for estimated losses that may result from the inability of our customers to make required payments. If customers fail to make contractual lease payments that are greater than our allowance for doubtful accounts, security deposits and letters of credit, then we may have to recognize additional doubtful account charges in future periods. We intend to monitor the liquidity and creditworthiness of our customers on an on-going basis by reviewing their financial condition periodically as appropriate. Each period we will review our outstanding accounts receivable, including straight-line rents, for doubtful accounts and provide allowances as needed. We will also record lease termination fees when a customer has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us. If a customer remains in the leased space following the execution of a definitive termination agreement, the applicable termination fees will be deferred and recognized over the term of such customer’s occupancy.

Income Taxes. We intend to elect to be taxed as a REIT under the Code and intend to operate as such beginning with our taxable year ending December 31, 2011. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or U.S. GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to shareholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Share-Based Compensation. No plan for share-based compensation has been adopted, but the board of directors may elect to adopt a plan at some point in the future.

Results of Operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have received proceeds from the exercise of at least 2,000 of the warrants.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Non-GAAP Financial Measures

We intend to use the following non-GAAP financial measure that we believe is useful to investors as a key measure of our operating performance: funds from operations, or FFO. FFO should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.

We intend to compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that presenting FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets.

BUSINESS

Our Company

We are an internally managed, newly organized Indiana corporation focused on acquiring commercial real estate located in the United States and mortgages secured by commercial real estate located in the United States. Our mission is to provide a stable and predictable return through investment in real estate related assets. We intend to invest in several types of commercial real estate, including office, warehouse/distribution and retail. We will target for purchase existing buildings that are currently under lease to single or less than 5 tenants. Our plan is to purchase all of our investments with cash and remain free of long term debt putting us in a position to pay stable and increasing dividends to our shareholders, although we may use short-term financing from time to time. The properties we will target will have triple net long-term leases in place and will require a minimum of ongoing management activity. Triple net leases typically require the tenant to pay substantially all of the costs associated with operating and maintaining the property such as insurance, taxes, maintenance, structural repairs and all other operating and capital expenses.

The founding members of our management team are Chance W. Bunger, our President and Chief Executive Officer, Jeffrey J. Jinks, our Secretary and Thomas G. Ferkinhoff, CPA our Treasurer and Chief Financial Officer. In 2010, the founding members jointly founded Free and Clear Equity, Inc. and subsequently began actively analyzing commercial investment opportunities in our targeted markets. These senior executive officers have deep commercial real estate expertise across markets and cycles, as well as extensive business experience including consulting with clients in various industries.

If all of the warrants are exercised, we will have approximately $306 million available to execute our business strategy.

Core Principles

We plan to operate the Company pursuant to the following core principles:

•	Have no long-term debt to provide safety, security and stability.

•	Manage investments to provide maximum return without the risks associated with carrying long-term financing.

•	Invest in performing assets.

•	Invest in assets that provide immediate cash returns to the Company.

•	Seek out tenants, and mortgages made by borrowers, with strong payment and credit history.

•	Preference for properties with triple net leases that have terms of at least 5 years remaining.

•	Identify and purchase first position mortgage notes on properties that are in good locations and have equity above the outstanding principal balance.

•	Provide safe, consistent and predictable returns to shareholders.

•	Invest in assets that require minimum expenditures by the Company.

•	Acquire assets with stable and predictable cash flows.

•	Qualify as a Real Estate Investment Trust so the Company’s equity capital is invested in a tax efficient manner.

•	Diversify assets across multiple market segments.

Market Opportunities

Overview

We believe that the economic recession and corresponding credit crisis present an attractive environment to acquire commercial properties in select U.S. locations. The U.S. commercial property sector has been experiencing significant stress from declining operating fundamentals and difficult credit conditions. Declining operating fundamentals are the result of commercial tenants reacting to weak macro economic trends including reduced consumer spending and declining trade flows. In addition, many property owners took advantage of abundant capital availability and placed excessive leverage on properties. The current reduction in credit availability and weak operating conditions make refinancing near-term debt maturities more difficult. Furthermore, we believe ownership of commercial properties is highly fragmented. We believe that well-capitalized operators with no legacy issues (such as over-leveraged properties, significant vacancy and currently underproductive land and recently developed buildings) will have a competitive advantage in acquiring high quality commercial assets at attractive current returns and at a discount relative to both replacement cost and valuations from recent years.

Projected Improvement in Operating Fundamentals

Although operating fundamentals remain weak across U.S. real estate markets, and may weaken further, commercial operating fundamentals are expected to improve in the future. Significant commercial development activity, particularly from 2006 through 2008, followed by falling demand caused by the economic recession, has left large blocks of vacant space across many U.S. markets. Given the recent dramatic reduction in development activity in response to falling demand, we anticipate improvements in the availability rate and a rebound in rent growth when demand ultimately returns.

According to CoStar Group, Inc., a provider of analytic services to commercial real estate professionals, for the first time since the second quarter of 2007, the four primary types within the commercial real estate repeat sales index showed an increase in pricing in the third quarter. The National Composite Monthly Indices published by CoStar Group, Inc. which illustrates the results is set out below:

National Composite Monthly Indices

Comparison Table for Current Release (ending 9/30/2010)

	1 MONTH EARLIER	1 QUARTER EARLIER	1 YEAR EARLIER	2 YEARS EARLIER
National All Property Type Aggregate	3.83%	3.21%	-7.35%	-23.25%

National Investment Grade	5.48%	5.46%	-4.89%	-29.08%

National General All Property	3.68%	2.29%	-7.38%	-20.99%

Distress sales continue to be a factor in the index results. According to the CoStar Group, since 2007, the ratio of distressed sales to overall sales has increased from approximately 1% to 22%. Management believes the increase in these sales to be an excellent opportunity for a cash purchaser such as FACE.

Transaction Landscape Advantageous to Well-Capitalized Investors with No Legacy Issues

Low-cost and abundant debt led to a significant increase in transaction and development activity in commercial real estate between 2004 and 2007. The credit crisis and declining operating fundamentals that followed have resulted in a significant increase in troubled loans. The FDIC reports that as of June 30, 2010, the amount of loans that were noncurrent (90 days or more past due or in nonaccrual status) among all FDIC-insured institutions increased for the 17th consecutive quarter. The percentage of nonfarm nonresidential real estate loans that are noncurrent reached 4.3%, or $46.23 billion. As lenders react to this environment, obtaining new loans or extending existing ones for property owners has become significantly more difficult. We believe this will lead to increases in foreclosure activities and distressed sales.

Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive advantages:

•

Diverse Management Team with Real Estate Experience and Business Expertise. Our management team is led by Chance W. Bunger, our President and Chief Executive Officer, Jeffrey J. Jinks, our Secretary, and Thomas G. Ferkinhoff, CPA, our Treasurer and Chief Financial Officer. These senior executive officers have deep commercial real estate expertise across markets and cycles. In 2010, the management team founded FACE and is beginning to analyze and seek commercial investment opportunities in our targeted markets.

•

Focused Investment Strategy with No Legacy Issues. We will select our target markets based upon our management team’s years of experience in lending and real estate and also in anticipation of trends in logistics patterns resulting from population changes, regulatory and physical constraints, and other factors. As we do not currently own any assets, we are not restricted by the operational or liquidity issues that some of our private and public competitors are presently facing.

•

Conservative Targeted Leverage with Growth Oriented Capital Structure. We expect to maintain financial flexibility and a conservative capital structure using retained cash flows (to the extent consistent with the REIT structure) and sale of securities to finance our growth. We intend to limit borrowing to short term needs and use cash and other liquid assets to purchase properties or mortgages. We believe that by remaining free of long term debt we will have a competitive advantage as the commercial real estate market improves as well as in a period of market decline.

•

Low Operating Costs. We believe that our business plan will be conducive to maintaining low overhead. We expect our board of directors to be very involved in the management of the Company and that our strategy of purchasing mortgages at a discount and single tenant commercial properties using true triple net leases will keep our direct cost of doing business to a minimum. Our corporate offices at least for the near future will be shared and we will outsource all day to day functions of the business to reduce employment levels.

•

Meet an Unsatisfied Need in the Marketplace. We plan to purchase mortgages and properties in a cost range that is higher than the range in which individual investors tend to operate and that is underserved by commercial lenders in today’s lending environment.

•	Commitment to Strong Corporate Governance. We are committed to strong corporate governance, as demonstrated by the following:

•	all members of our board of directors will serve annual terms;

•	we have adopted a majority voting standard in non-contested director elections;

•	we designed our ownership limits solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover device; and

•

we have no stockholder rights plan. In the future, we do not expect to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, unless we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption.

Our Investment Strategy

We intend to invest in commercial properties and in mortgages secured by commercial properties located in the United States. We will target existing buildings that are not more than 10 years old and are leased to tenants under true triple net leases with at least 7 years remaining on the lease. We will target commercial properties that are leased to tenants that are household names and that are performing up to or beyond the standards set by their home office. We will review the financial strength of the tenants who occupy each property that we consider purchasing. We will target properties that can be purchased for a price that will realize a cap rate of 7 to 10 percent. We do not expect to invest outside of the United States.

We will use similar criteria for evaluating mortgages that we purchase. We will look for mortgages that can be purchased at a discount to yield a 7% or greater return. The target will be for these mortgages to be on buildings that are owned by or leased to Fortune 500 companies that meet our financial criteria.

Many start up companies that focus on real estate are buying properties to develop or properties that will be leased to more than 5 tenants. Thus it takes time to complete the physical improvements to the properties so they are suitable to rent and to market to tenants to get the occupancy rates of the properties up to a point where they are profitable. Such companies also have operating costs associated with managing properties that are under development or leased to multiple tenants.

FACE will focus on purchasing mortgages on buildings occupied by Fortune 500 companies and on purchasing real estate that is already leased. The preference will be for the leases to be triple net leases with the tenant paying all of the expenses including property taxes, insurance and repairs. These projects should provide positive cash flow and positive net income soon after they are purchased providing distributable income to investors faster than other real estate ventures.

The strength of FACE will be in acquiring projects that are more financing in nature than development in nature. The current lending environment makes it difficult for banks to lend money even to companies that are credit worthy. By leasing their buildings these companies are able to keep their balance sheets strong and not tie up the borrowing capacity with real estate loans.

We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in markets with a stable or growing population;

•	situated in areas where property values have stabilized and show signs of recovering;

•	acquisition price at a significant discount; and

•	potential for enhanced return through operational improvements.

We expect to use local third party property managers for day-to-day property management. We believe outsourcing property management will be more cost effective and provides us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

While not prohibited from doing so, we have no current intention to acquire undeveloped commercial land or to pursue ground up development. However, we may pursue redevelopment opportunities of properties that we own.

Over time we expect our investments will be an even mix of equity interests and debt secured by commercial real estate which would otherwise meet our investment criteria.

Our Investment Process

Sourcing and Initial Screening

Through their extensive industry experience, our management team has built a network of relationships from which to source investment opportunities in targeted markets. These relationships are focused on the commercial asset class, and include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. We expect these broad connections to help source not only marketed transactions, but also potential transactions outside of a competitive bid environment.

While we have not taken any steps to put any properties or mortgages under contract, we have taken steps to meet with commercial real estate specialists and commercial lenders to verify that there are available projects that we believe will meet our investment criteria. While there is no guarantee that any of these opportunities will still exist at the time that we have the funds to invest, it is reasonable to assume that market conditions at that time will be similar and a steady flow of opportunities will exist.

Underwriting and Analysis

Once identified as having potential, we expect to perform both a bottom up and top down analysis of the opportunity. We intend to first focus on tenants occupying the property. Whether the project involves purchasing the property, or the mortgage on the property, we will examine the history and current financial position and operating results of the occupant(s). We will examine the lease(s) and verify that the property or mortgage meet our standards. We will then review the market where the property is located, including general economic trends and the state of the specific area. The team will review the expected capital expenditures and their impact on cash flows.

On the submarket and target market levels, our team will consult with our local outside market resources to test and confirm our assumptions and the current market conditions. We expect to focus on current vacancy rates, rental growth, tenant demand and recent market sale and lease comparables. We also expect to review submarket and market employment drivers and demographic drivers and intend to closely monitor other local economic drivers including trade flows. We will determine the local property management and leasing teams to be engaged to represent the property in the market. Once we have completed our evaluation, we will present the analysis for approval by our investment committee or our board of directors, as applicable.

Approval by Our Investment Committee or Our Board of Directors

The officer in charge of a given transaction will complete an analysis, outlining the investment hypothesis, including the asset’s return projections, compliance with our capital allocation targets, comparable transactions, risks, market conditions and exit strategy. The officer will then submit the analysis to our investment committee, which is currently composed of Mr. Bunger, Mr. Jinks and Mr. Ferkinhoff, or to our board of directors, as applicable. When our full board of directors is in place, we expect to delegate to our investment committee the authority to approve certain levels of investment. After the investment team has given its initial approval, we will engage in due diligence and negotiate definitive documentation.

Due Diligence

We plan to undertake a detailed approach to due diligence. We intend to engage legal counsel to review title, insurance and local regulatory compliance. As necessary, we will also engage outside counsel to review complex leases. Third party consultants may be retained to provide a Phase I environmental report, physical/structural report, updated ALTA survey and any other applicable inspections as needed. As part of the physical report, our investment team will review its capital cost estimates versus the engineer’s projected capital needs. In addition, we intend to typically perform additional property inspections and tenant interviews. Once due diligence is complete, our investment team will present the findings to our investment committee or our board of directors, as applicable.

Asset Management

We will make all operating and leasing decisions on our properties. We will use local third property managers for day-to-day property management. We believe outsourcing property management is cost effective and provides us with operational flexibility to scale our investments within any chosen market. We expect to structure our property management contracts to be cancellable on short notice to ensure performance. We intend to review our property performance quarterly and make changes to the asset management plan approved by our investment committee as conditions warrant. This review will generally include operational statistics, collections, market trends, significant lease rollovers, marketing strategy and capital improvements. In particular, any capital expenditures with respect to an asset will be closely monitored in order to mitigate large risks across the portfolio. The cost of insurance will likely be born by the tenants, but management expects to require certain insurance levels in leases and will review the policies to make sure that coverage is adequate and that it remains in force. In rapidly changing leasing markets, these reviews may be more frequent. Property tours and walk-throughs will be regularly scheduled by the asset manager, including meetings with the local leasing team and other market resources. For mortgages that we hold, we will also review insurance coverages as well as review quarterly and annual financial filings of the company that occupies the building to ensure that the investment continues to meet our criteria.

Finally, on a regular basis we intend to review performance versus our analysis in order to improve our overall performance and to assess the performance of our investment team.

Our Financing Strategy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows and sale of securities to finance growth. We intend to limit borrowing to short term needs.

We intend to preserve a flexible capital structure with a long-term goal to obtain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred stock. Our current plan is to always remain free of long-term debt, but we do want to position the Company to qualify for financing if market conditions would make it advantageous at a future time.

As we begin operations, we plan to seek a revolving credit facility for working capital requirements. We have not yet initiated discussions with lenders, and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Competition

We believe the current market for commercial real estate acquisitions to be competitive. We expect to compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other public and private real estate investment companies, real estate limited partnerships, owner-users, individuals and other entities engaged in real estate investment activities, some of which have greater financial resources than we do. In addition, we believe the leasing of real estate to be highly competitive. We will likely experience competition for customers from owners and managers of competing properties. As a result, we may have to provide free rental periods, incur charges for tenant improvements or offer other inducements, all of which may have an adverse impact on our results of operations.

Environmental Matters

The commercial properties that we acquire will be subject to various federal, state and local environmental laws. Under these laws, in the event of contamination, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of, or were not responsible for, the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we may have sold a property. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow using the property as collateral or to sell the property. Under applicable environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos at one of our properties may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We generally expect to obtain “Phase I environmental site assessments”, or ESAs, on each property prior to acquisition. However, an ESA may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

We will use local third party property managers for day-to-day property management and will rely on these third parties to operate our commercial properties in compliance with applicable federal, state and local environmental laws in their daily operation of the respective properties and to promptly notify us of any environmental contaminations or similar issues. We plan to limit our investments in real estate to newer properties to limit exposure to harmful building materials and we do not intend to purchase properties that are used for manufacturing or other heavy industrial uses that tend to be more susceptible to environmental problems.

We may become subject to material environmental liabilities of which we are unaware. We can make no assurances that future laws or regulations will not impose material environmental liabilities on us, or the environmental condition of our commercial properties will not be affected by the condition of the properties in the vicinity of our commercial properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

MANAGEMENT

Executive Officers

As of the date of this prospectus, FACE has three directors—Chance W. Bunger, Thomas G. Ferkinhoff and Jeffrey J. Jinks. In the event that at least 2,000 of the warrants are exercised and FACE receives the minimum amount of proceeds to begin business, three more directors will be appointed. The intended additions are listed below and all three have agreed to serve at such time.

Name	Positions
Chance W. Bunger	President, Chief Executive Officer, Director
Jeffrey J. Jinks	Secretary, Director
Thomas G. Ferkinhoff	Chief Financial Officer, Treasurer, Director
L. E. “Ted” Kleinmaier, Jr.	Director*
Joshua A. Miles	Director*
Michael E. Lewis	Director*
John Lawrence Russell	Director*

*	To be appointed

Officers serve at the discretion of the board of directors. Directors hold office until the next annual meeting of shareholders and until their successors have been elected and accept office. Directors are to receive fees of $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting.

Chance W. Bunger, age 39, is President, Chief Executive Officer and a director of FACE, and has held those positions since August, 2010. Mr. Bunger is a principal broker for residential sales and real estate property management with Circle City Realty, LLC in Indianapolis, Indiana and has held such position since July of 2006. In such position, Mr. Bunger is also President, Chief Executive Officer and a 50% owner with Mr. Ferkinhoff of Castille Street Foods, Inc. which owns and operates 2 Dairy Queen restaurants, one in Indianapolis and the other in Spencer, Indiana. In addition to these positions, Mr. Bunger is an owner and manager or owner of six limited liability companies which own and operate rental real estate. Mr. Bunger brings to FACE experience in the area of rental real estate. Mr. Bunger received his MBA from Butler University in Indianapolis, Indiana in 2002 and has a BS in Accounting from Indiana University in Bloomington, Indiana in 1993.

Thomas G. Ferkinhoff, age 48, is Chief Financial Officer, Treasurer and a director of FACE and has held these positions since August, 2010. Mr. Ferkinhoff founded Thomas G. Ferkinhoff, Professional Corporation, a two-office firm of certified public accountants, in January 1996, and sold the bulk of the practice in December 2009. During 2010, Mr. Ferkinhoff has been working to transition clients of the firm to the new owners. The practice was focused primarily on assisting small and medium sized businesses with accounting and tax services. Mr. Ferkinhoff is also the sole owner of Randolph County Insurance Agency, Inc. which provides commercial and individual insurance policies in the Randolph County, Indiana area. Prior to founding the CPA firm, Mr. Ferkinhoff was a senior accountant with Geo. S. Olive & Co., CPAs in Richmond, Indiana from 1992 to 1995. Prior to that, Mr. Ferkinhoff was with Life Insurance

Planners, Inc. in Marion, Indiana from 1984 to 1991, starting as a staff accountant and finishing as Chief Financial Officer responsible for a staff of twelve employees in the accounting department. Life Insurance Planners, Inc. was at the time the largest insurance brokerage firm in Indiana. In addition, Mr. Ferkinhoff is a 50% owner of Castille Street Foods, Inc. with Mr. Bunger, which owns and operates 2 Dairy Queen restaurants, one in Indianapolis and the other in Spencer, Indiana. Mr. Ferkinhoff also owns a 50% interest in a limited liability company which owns rental real estate with Mr. Bunger. Mr. Ferkinhoff received a BS in Business Accounting from Indiana Wesleyan University in Marion, Indiana in 1984 and holds a CPA license in Indiana which he has held since July 1993.

Jeffrey J. Jinks, age 45, is Secretary and a director of FACE and has held these positions since FACE was formed. Mr. Jinks was also President of FACE until August, 2010 when Mr. Bunger became President. In May 2005, Mr. Jinks formed The Jinks Corporation, located in Indianapolis, Indiana, in which he is President, Secretary and a 51% shareholder. The Jinks Corporation provides legal advice relating to real estate and business matters and real estate brokerage services for commercial and investment projects. Mr. Jinks also is an instructor for Southside Real Estate Academy, LLC in Greenwood, Indiana of which he is an owner and has provided instruction since its formation in 2006. The academy provides pre-licensing courses and continuing education for real estate salespersons and brokers. Mr. Jinks serves as general counsel and is an owner of Showalter Medical, LLC which was formed in 2008. Showalter Medical is a medical device sales company focused on devices for the spine. From July 2006 to June 2008, Mr. Jinks practiced law with The Nice Law Firm in Indianapolis, Indiana providing legal services in the real estate, business and estate planning areas. Mr. Jinks received his J.D. from Indiana University School of Law in Indianapolis, Indiana in 1993 and his B.S. in Business Economics and Public Policy from Indiana University in Bloomington, Indiana in 1987.

Lee Edward (“Ted”) Kleinmaier, Jr., age 67, is expected to become a director of FACE as it begins operations. In 1993, Mr. Kleinmaier founded Retail Realty, Inc., a real estate brokerage, investment and property management firm, located in Indianapolis, Indiana which operates primarily in central Indiana. Mr. Kleinmaier retired in 2007 and since then has been involved in managing family-owned investments. Mr. Kleinmaier is an owner in numerous real estate entities. Mr. Kleinmaier has worked for nearly four decades in commercial real estate with six different companies in varied positions, including sales and marketing, accounting and finance, property management, site selection, construction, development and redevelopment. While he has experience with office and industrial projects, his main emphasis since 1987 has been property used in retail. Mr. Kleinmaier was an officer in the United States Army from 1965 to 1973 and continued to serve as an active reservist until 1994 when he retired as a Colonel USAR. He is a graduate of the United States Army Command and General Staff College (1976). He received an MBA from Indiana University in Bloomington, Indiana in 1976 and a Bachelor’s Degree in Engineering, Arts and Sciences from the United States Military Academy, West Point, New York in 1965.

Michael E. Lewis, age 54, is expected to become a director of FACE as it begins operations. Mr. Lewis joined First Internet Bank of Indiana located in Indianapolis, Indiana as Vice President - Commercial Lending in August 2010. Prior to joining First Internet Bank, he provided real estate consulting services from July 2009 to July 2010 to, among others, First Internet Bank. Prior to that from October 2004 to June 2009, Mr. Lewis was Senior Vice

President/Commercial Real Estate Manager for Huntington National Bank in Indianapolis, Indiana. In previous years, Mr. Lewis has held senior loan management positions with JP Morgan Chase/Bank One, Lasalle Bank, First Chicago NBD, NBD Bank N.A. and Summitt Bank. While his responsibilities in these positions have involved all aspects of commercial lending and loan workouts, he has spent most of his career in the commercial real estate field. Mr. Lewis attended the University of Toledo in Toledo, Ohio focusing on Business Administration and Accounting and moved to Indianapolis prior to completing his degree.

Joshua A. Miles, age 34, is expected to become a director of FACE as it begins operations. Mr. Miles is a principal and founder of Miles Design, an Indianapolis, Indiana based design firm specializing in brand strategy, corporate identity and website design and has held that position since 2002. At Miles Design, he provides advice and services relating to brand strategy and website design. He is a frequent speaker on branding and marketing topics. Prior to founding Miles Design, he served as an adjunct faculty member and art director at three different local university graphic design programs. He received a Bachelor of Arts in Advertising, Visual Communications Design from Purdue University in West Lafayette, Indiana in 1999.

John Lawrence Russell, age 39, is expected to become a director of FACE as it begins operations. Mr. Russell is currently the Regional Sales Manager for Hall and House Building Supplies based in Westfield, Indiana and has held that position since May 2010. Prior to joining Hall and House, from 1988 to 2008, he was the Sales Manager for the Midwest Operations of Stock Building Supply. Mr.  Russell received his BS from Ball State University in Muncie, Indiana in 1994.

COMPENSATION DISCUSSION AND ANALYSIS

FACE has not paid any salaries. Its officers are currently serving without pay and it is expected that they will continue to do so at least until we have sufficient funds to begin operations. As we begin operations and expand, the board of directors may determine that it is reasonable to provide some or all of the officers with a compensation package based upon their time commitment to FACE. In addition, it is expected that those additional persons hired to perform services for FACE will be compensated in accordance with industry standards.

No compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers have been adopted. We anticipate that such determinations will be made initially by our board of directors and when established by our compensation committee in order to achieve the following objectives:

•	align the interests of our executives and shareholders by motivating executives to increase shareholder value and rewarding executives when shareholder value increases;

•	motivate our executives to manage our business to meet our near-, medium-, and long-term objectives; and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•	be competitive with other commercial real estate investment trusts; and

•	encourage executives to achieve meaningful levels of ownership of our stock.

We may retain a compensation consultant to review our policies and procedures with respect to executive compensation and assist our compensation committee in implementing and maintaining compensation plans.

Annual Cash Incentive Bonus

We are not currently planning to adopt an annual cash incentive bonus plan for our executives, although we reserve our right to do so in the future.

Long Term Incentive Compensation

The Company currently has no long term compensation plan but as we grow the board of directors has the authority to implement incentive or other compensation plans.

Equity-Based Incentive Compensation

We currently have no equity-based incentive compensation plan but as we grow the board of directors has the authority to implement incentive or other compensation plans.

Other Compensation

Since much of our day to day operations is expected be outsourced to contractors, we will not have a need for an employee benefits plan or a pension plan. If at a future date our operations change in a manner that would require the hiring of full time employees, it is anticipated that the board of directors would institute a compensation plan that would include such benefits.

Severance Agreements

As the responsibilities and amount of time devoted to the Company by the officers grows we may enter into severance agreements with said officers, and we may in the future enter into similar agreements with certain executive officers that we hire in the future, to provide benefits to each in the event his or her employment is terminated under certain circumstances.

Section 162(m)

The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders. We believe that, because we intend to qualify as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, we do not expect our compensation policy and practices to be directly guided by considerations relating to Section 162(m).

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Chance Bunger, Thomas Ferkinhoff and Jeffrey Jinks are the founders of FACE, with Mr. Bunger and Mr. Ferkinhoff investing in FACE through FACE of Indiana, LLC. The following persons are also owners of FACE of Indiana, but were not involved in the organization of FACE: Greg Chalfant, Vance Graves, Kimberly Hall, Joe Schaefer, Charles Schafer and Dale Sventek. Mr. Bunger purchased the shares he owns individually for $250, Mr.  Jinks purchased all of his shares for $384, and FACE of Indiana, LLC purchased its shares in FACE for $395,000.

PRINCIPAL AND SELLING SHAREHOLDERS

Management and 5% or Greater Shareholders

The following table sets forth information with respect to ownership of issued and outstanding stock and warrants of FACE by management and 5% or greater shareholders as of the date hereof (after giving effect to the distribution to the Monogenesis shareholders):

Name and Address	Title of Class of Shares	Total Number of Securities Owned Beneficially	Percent of Class (1)	Number of Registered Securities	Percent After Sale (2)

FACE of Indiana, LLC (3) 2481 West State Rd 28 Ridgeville, Indiana	Common Shares	20,424,000	60%	5,106,000	45%

Chance W. Bunger (4) 4940 E. 78th Street Indianapolis, Indiana	Common Shares	4,493,280	13%	1,123,320	10%

Thomas G. Ferkinhoff (5) 2481 W. State Road 28 Ridgeville, Indiana	Common Shares	6,739,920	20%	1,684,980	15%

Jeffrey J. Jinks (6) 3005 Beckenham Way Greenwood, Indiana	Common Shares	10,212,000	30%	2,553,000	22%

Total number of shares owned by directors and executive officer as a group (7)	Common Shares	21,445,200	63%	5,361,300	47%

Name and Address	Title of Class of Shares	Total Number of Securities Owned Beneficially	Percent of Class (1)		Number of Registered Securities	Percent After Sale (2)

The Walker Group, Inc. (8) 88 Walker Creek Road Walker, West Virginia	Common Shares Warrants	122,502,500 410,000	78 13	% %	122,502,500 410,000	0 0	% %

P. Bradley Walker (9) 88 Walker Creek Road Walker, West Virginia	Common Shares Warrants	122,502,500 410,000	78 13	% %	122,502,500 410,000	0 0	% %

Joseph Walker (10) 88 Walker Creek Road Walker, West Virginia	Common Shares Warrants	122,446,250 185,000	78 6	% %	122,446,250 185,000	0 0	% %

Aldophus Dubose (11) 1872 Buckley Place Columbus, Ohio	Common Shares Warrants	122,437,500 150,000	78 5	% %	122,437,500 150,000	0 0	% %

Walker Land Company (12) 88 Walker Creek Road Walker, West Virginia	Common Shares Warrants	100,025,000 100,000	75 3	% %	100,025,000 100,000	0 0	% %

Joseph Walker & Sons, Inc. (13) 88 Walker Creek Road Walker, West Virginia	Common Shares Warrants	85,021,250 85,000	71 3	% %	85,021,250 85,000	0 0	% %

(1)	Percentage of ownership for purposes of this table is calculated assuming 34,081,150 Common Shares outstanding, except with respect to holders of warrants for which the number of Common Shares outstanding includes the number of Common Shares which would be issued if the applicable warrants were exercised. Note that the shareholders whose shares include the shares that they would receive if they exercised all of the warrants could not all exercise the warrants as the total number to be issued upon exercise of the warrants is 122,400,000 shares.
(2)	This percentage calculation relates to the shares held by selling shareholders assuming that all shares registered on behalf of selling shareholders are sold.
(3)	FACE of Indiana, LLC is owned by Chance W. Bunger, Thomas G. Ferkinhoff, Greg Chalfant, Vance Graves, Kimberly Hall, Joe Schaefer, Charles Schafer and Dale Sventek. Messrs. Bunger and Ferkinhoff are officers and directors of FACE.
(4)	The number of Common Shares listed as beneficially owned by Mr. Bunger includes 2,450,880 shares which are his pro rata share of the Common Shares owned by FACE of Indiana, LLC. Mr. Bunger is a director and President and Chief Executive Officer of FACE.
(5)	The number of Common Shares listed as beneficially owned by Mr. Ferkinhoff are all his pro rata shares of the Common Shares owned by FACE of Indiana, LLC. Mr. Ferkinhoff is a director and Chief Financial Officer and Treasurer of FACE.
(6)	Mr. Jinks is a director and Secretary of FACE.

(7)	The number of Common Shares listed as beneficially owned by the directors and executive officers as a group include the pro rata portion of the shares owned by FACE of Indiana of Mr. Bunger and Mr. Ferkinhoff.
(8)	The Walker Group, Inc. owns 410 shares of Monogenesis and received shares and warrants of FACE in the dividend from Monogenesis. The number of Common Shares listed as beneficially owned and the related percentages include the 122,400,000 Common Shares which the shareholder would receive if the shareholder exercised the maximum amount of warrants which may be exercised (122,400 of the warrants, of which this shareholder has 410,000) at an exercise price of $2.50 per share.
(9)	P. Bradley Walker controls The Walker Group, Inc., therefore the shares listed as beneficially owned by it are also listed as beneficially owned by Mr. Walker.
(10)	Joseph Walker controls Joseph Walker & Sons, Inc. and Walker Land Company which own 85 and 100 shares of Monogenesis respectively and received shares and warrants of FACE in the dividend from Monogenesis. The number of Common Shares listed as beneficially owned and the related percentages include the 122,400,000 Common Shares which they would receive if they exercised the maximum amount of warrants which may be exercised (122,400 of the warrants of which Joseph Walker & Sons, Inc. has 85,000 warrants and Walker Land Company, 100,000) at an exercise price of $2.50 per share.
(11)	Aldophus Dubose owns 150 shares of Monogenesis and received shares and warrants in the dividend from Monogenesis. The number of Common Shares listed as beneficially owned and related percentages include the 122,400,000 Common Shares which he would receive if he exercised the maximum amount of warrants which may be executed (122,400 of the warrants of which the shareholder has 150,000) at an exercise price of $2.50 per share.
(12)	Walker Land Company owns 100 shares of Monogenesis and received shares and warrants in the dividend from Monogenesis. The number of Common Shares listed as beneficially owned and related percentages include the 100,000,000 Common Shares which it would receive if it exercised all of the warrants which it owns at an exercise price of $2.50 per share.
(13)	Joseph Walker & Sons, Inc. owns 85 shares of Monogenesis and received shares and warrants in the dividend from Monogenesis. The number of Common Shares listed as beneficially owned and related percentages includes the 85,021,250 Common Shares which it would receive if it exercised all of the warrants which it owns at an exercise price of $2.50 per share.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without shareholder approval.

Investments in Real Estate or Interests in Real Estate and Real Estate Mortgages

We intend to invest in mortgages secured by commercial properties and in commercial properties located in the United States. We will target existing buildings that are not more than 10 years old and are leased under true triple net leases with at least 7 years remaining on the lease. We will target commercial properties that are leased to tenants that are household names and that we believe are performing up to or beyond the standards set by their home office. We will review the financial strength of the tenants who occupy each property that we consider for purchase. We will target properties that can be purchased for a price that will realize a cap rate of 7% to 9%. We do not expect to invest outside of the United States.

We will use similar criteria for evaluating mortgages that we purchase. We will look for mortgages that can be purchased at a discount to yield a 7% or greater return. We will attempt to obtain mortgages on buildings that are owned by or leased to Fortune 500 companies that we believe meet our financial criteria.

We believe that our target markets have attractive long term investment attributes. We will target assets with characteristics that include, but are not limited to, the following:

•	located in markets with a stable population;

•	situated in areas where property values have stabilized and show signs of recovering;

•	acquisition price at a significant discount; and

•	potential for enhanced return through operational improvements.

We expect to use local third party property managers for day-to-day property management. We believe outsourcing property management will be cost effective and provide us with operational flexibility to scale our investments within any chosen market. In addition, property management firms can be an important source of investment opportunities.

While not prohibited from doing so, we have no current intention to acquire development land or to pursue ground up development. However, we may pursue redevelopment opportunities related to properties that we own.

Over time we expect our investments will be an even mix of equity interests and debt secured by commercial real estate which would otherwise meet our investment criteria. However, there are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities or invest in the securities of others for the purpose of exercising control,

although we may consider joint venture investments. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in property (normally general or limited partnership interests in special purpose partnerships owning property). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we plan to divest securities before any registration would be required. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

We will consider dispositions of properties that we may acquire in the future, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interest based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Our Financing Policy

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using retained cash flows and sale of equity to finance growth.

We intend to limit borrowing to short term needs that may be required to distribute profits to maintain our status as a REIT. However, our governing documents contain no limitations on the amount of debt that we may incur, and our Board of Directors may change our financing policy at any time without shareholder approval.

Upon commencement of operations, we plan to seek a revolving credit facility to finance day-to-day operations. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

We do not expect to make significant loans to others. However, our governing documents contain no limitations on making loans and our Board of Directors may decide to make loans without shareholder approval.

Equity Capital Policies

Subject to applicable law and any applicable listing requirements, our board of directors has the authority, without further shareholder approval, to issue additional Common Shares, to issue Preferred Shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration the Board deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering may result in dilution of a shareholder’s investment. We may in the future issue stock in connection with acquisitions.

Our board of directors may authorize the issuance of Preferred Shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of Common Shares or otherwise might be in their best interests. Additionally, Preferred Shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our Common Shares.

We may, under certain circumstances, purchase our shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of directors or a committee. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policies

Our board of directors is subject to certain provisions of Indiana law, which are designed to eliminate or minimize conflicts. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Director and Officer Transactions

Pursuant to Indiana law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the material facts of the transaction and the director’s interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction;

•

the material facts of the transaction and the director’s interest is disclosed or known to our shareholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote; or

•	the transaction or contract is fair to us.

Reporting Policies

We intend to make available to our shareholders our annual reports, including our audited financial statements. As of the date of this prospectus, we become subject to the information reporting requirements of the Securities Exchange Act of 1934. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

SECURITIES

Restrictions on Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by 5 or fewer “individuals” (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, after the REIT election has been made, whenever it is deemed by the board of directors to be reasonably necessary to protect the status of the Company as a REIT, the board of directors may require a statement or affidavit from each shareholder, or proposed transfer of shares of the Company, setting forth the number of shares owned by such person and any related person. If in the opinion of the board of directors, which is conclusive as to any proposed transferee of shares any proposed transfer might jeopardize the status of the Company as a REIT, the board of directors has the right, but not the duty, to refuse to present such transfer. In addition, at such time as the Company has made a REIT election, any proposed acquisition of shares of the Company which would result in a disqualification of the Company as a REIT is null and void.

Subject to the exceptions described below, no individual may actually or constructively own more in value of the aggregate of our outstanding shares of stock which together with any other persons’ ownership of stock could affect the Company’s REIT election. In addition, the board of directors would likely prevent any person or entity from owning certain amounts of stock if such ownership could result in any of our rental income failing to qualify as such for REIT testing purposes under the “related party tenant” provisions of the Code. The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. We refer to these restrictions as the “ownership limit” and we sometimes refer to the related-party tenant restriction separately as the “related party tenant limit”. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares.

The board of directors could also further prohibit:

•

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); or

•	any person from owning shares of our stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the excess shares will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares or, if the purported record transferee or owner did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the cause of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to Indiana law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of Common Shares and any person or entity (including the shareholder of record) who is holding Common Shares for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of Common Shares and any person or entity (including the shareholder of record) who is holding Common Shares for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing Common Shares will bear a legend referring to the restrictions described above.

Common Shares

Issued. FACE is authorized to issue 300,000,000 Common Shares, par value $0.01 per share, of which 34,081,150 Common Shares were issued and outstanding on the date of this prospectus. There will be approximately 1,097 holders of the issued and outstanding Common Shares after the distribution. However, Chance Bunger, Jeffrey Jinks and FACE of Indiana, LLC currently own approximately 85% of the issued and outstanding Common Shares and control FACE. All Common Shares now outstanding are fully paid and nonassessable and do not have preemptive rights.

Voting. The holders of Common Shares are entitled to one vote per share on all entitled matters, including the election of directors. There is no cumulative voting for directors.

Dividends. The payment of dividends may be subject to the preferential dividend rights of any issued and outstanding preferred shares.

Liquidation. Holders of Common Shares share ratably in all assets available for distribution and may be subject to any preferential rights of the holders of any other outstanding securities.

Preferred Shares

The board of directors has the authority to issue, in one or more series, up to 15,000,000 Preferred Shares. Such shares will have the preferences, rights and limitations established by the board of directors. Currently, the board of directors has not created any series of Preferred Shares and there are no Preferred Shares outstanding. There are no current plans to issue any Preferred Shares.

Common Stock Purchase Warrants

Issued. Upon completion of the distribution described in this prospectus, FACE will have outstanding 3,041,778 Common Stock Purchase Warrants, each warrant entitling the holder to purchase 1,000 Common Shares. There will be approximately 1,094 holders of the warrants after the distribution by Monogenesis. A holder of warrants will not have any rights or privileges of a shareholder by reason of holding the warrants prior to exercise of such warrants.

At such time as 122,400 warrants have been exercised, no more warrants may be exercised and the remainder will expire. FACE has issued more warrants than may be exercised as it does not expect that all of the Monogenesis shareholders receiving the dividend which includes the warrants will be interested in exercising the warrants. In addition, there was a desire to provide to the Monogenesis shareholders that might be interested in the warrants, the ability to purchase a sufficient amount of shares for a meaningful investment should they so choose. There is no guarantee that the Monogenesis shareholders will exercise any warrants.

FACE will keep available a sufficient number of authorized Common Shares to permit exercise of up to 122,400 warrants. The warrants were issued pursuant to a Warrant Agreement between FACE and Olde Monmouth Stock Transfer Co., Inc.

Exercise. The warrants may be exercised at any time during the period beginning on the date of this prospectus and ending on the earlier of the date that 122,400 warrants are exercised or 120 days from the date of this prospectus, at an exercise price of $2.50 per share, subject to adjustment. No more than 122,400 warrants may be exercised and the exercise price paid for any warrants in excess of such number will be returned. Should investors attempt to exercise more than 122,400 warrants, FACE will accept the first 122,400 warrants received. In the event that warrants are received on the same day in the same delivery, to the extent possible, FACE will choose from the warrants received that day so that all warrants of any one investor whose warrants are accepted are exercised. Any remaining decisions as to which warrants may be exercised will be in the discretion of FACE and may be random. No fractional Common Shares will be issued in connection with the exercise of warrants.

FACE has no right to call the warrants; however, at such time as 122,400 have been exercised, the remaining warrants will expire. Any investor that has purchased warrants and is unable to exercise the warrants because the maximum has been reached will lose the purchase price. As soon as possible after the maximum number of warrants have been exercised, FACE will issue a press release noting that all warrants have been exercised and any remaining warrants have expired. FACE will also mail a notice to the owners of the warrants as reflected in the records of the transfer agent. If a holder of warrants fails to exercise the warrants prior to their expiration, the warrants will expire and the holder will have no further rights under the warrants. The exercise price of the warrants and the number of Common Shares issuable upon exercise of the warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Shares will exceed the exercise price at any time during the term of the warrants.

Escrow. Until FACE has received at least $5,000,000 from the exercise of warrants it will place 90% of the funds received from exercise of the warrants in escrow with PNC Bank, National Association as escrow agent. If at the end of the exercise period FACE has not received the $5,000,000 from exercise of the warrants, the escrow agent will transfer the funds in the escrow account to the warrant agent which will return the funds to the investors with their share certificates. The escrow agent is only authorized to release the funds to FACE at such time as the balance in the account reaches $4,500,000 (90% of the $5,000,000 minimum). The 10% of the exercise price retained by FACE will be used to pay unpaid expenses of registering the securities and other general expenses and to seek alternative means of financing. The 10% retained may or may not be sufficient. Management determined to use 10% as an amount designed to return most of the exercise price if sufficient funds are not raised yet retain an amount which could be sufficient to locate alternative sources of funding and cover expenses.

Trading. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance that a market for the warrants will develop or continue. If FACE is unable to qualify the Common Shares underlying the warrants for sale (or the shares are exempt from qualification) under the securities laws of the states in which the various holders of the warrants then reside, holders of the warrants may have no choice but to let the warrants expire.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for the Common Shares and the warrant agent for the warrants is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

DIVIDENDS

FACE has not paid any dividends. There is no guaranty that FACE will pay dividends in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain United States federal income tax considerations associated with an investment in our Common Shares that may be relevant to you as a shareholder. The statements made in this section of the prospectus are based upon provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service, or the IRS, and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions described herein in counsel’s opinion. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective holder of Common Shares in light of your personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired tax-exempt organizations except as provided below, financial institutions or broker-dealers, a regulated investment company, traders in securities that elect to use a mark-to-market method of accounting for their security holdings, persons liable for the alternative minimum tax, persons that hold securities as part of a straddle or a hedging or conversion transaction, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar, foreign corporations or persons who are not citizens or residents of the United States except as provided below, or others who are subject to special treatment under the Code. The Code provisions governing the federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

This discussion is not intended to be, and should not be construed as, tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of exercising the warrants, purchasing shares, ownership and sale of shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We intend to elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2011. A REIT generally is not subject to United States federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. In addition, Stoll Keenon Ogden PLLC has acted as our tax counsel in connection with our organization and is expected to render to us an opinion to the effect that, commencing with our taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers and our factual representations set forth in this registration statement. Stoll Keenon Ogden PLLC will have no obligation to update its opinion subsequent to its date. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership and the various other REIT qualification requirements imposed under the Code, the results of which will not be monitored by Stoll Keenon Ogden PLLC. We have not yet begun operations and cannot operate as a REIT until operations have begun. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on net income that is distributed currently to our shareholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

•

We will be taxed at regular corporate rates on any undistributed “REIT taxable income”. REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•

Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1)

the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax rate applicable to corporations.

•

If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure.

•

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•

If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year recognition period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period.

•	Income earned by our taxable REIT subsidiaries will be subject to tax at regular corporate rates.

•

We may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders.

Requirements for Qualification as a REIT

We intend to elect to be taxable as a REIT for federal income tax purposes for our taxable year ending December 31, 2011 and do not intend to revoke such election for any subsequent taxable years. In order to qualify as a REIT, we must meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned directly or indirectly by 5 or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year.

Qualified REIT Subsidiaries and Disregarded Entities. We may hold assets through a limited liability company, which is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we own a corporate subsidiary that is a “qualified REIT subsidiary”, or if we own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of that subsidiary, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary or disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of its owner. Thus, in applying the requirements in this section, any qualified REIT subsidiaries and disregarded entities will be ignored and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as ours. Neither a qualified REIT subsidiary nor a disregarded entity will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of a REIT is a corporation in which the REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation (other than a REIT), that subsidiary will also be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be nonqualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property” (which includes certain of our expenses that are paid or reimbursed by tenants), gains on the disposition of real estate assets, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from temporary investments of new capital in stock or debt securities during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only a de minimis amount of services, unless those services are “customarily furnished or rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant”. Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income”. Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for at least two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties, consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common shares or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital. If we are unable to invest sufficient amount of the net proceeds of this offering in real estate assets, as detailed below, within such one-year period, we could fail the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “— Taxation as a REIT”, even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or publicly offered long-term debt;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITs or other securities that qualify as “real estate assets” for purposes of the test described in clause (1), the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of the total voting power of any one issuer’s outstanding securities; and we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(4) not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

As provided above, stock or debt securities attributable to the temporary investment of new capital that we raise through the issuance of our securities or certain long-term debt obligations constitute good assets for purposes of the 75% asset test, but only during the one-year period beginning on the date we receive the new capital. We intend to invest the net proceeds of the exercise of the warrants in interest-bearing short-term U.S. government and government agency securities. If we are unable to invest sufficient amount of the proceeds in real estate assets, we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests (other than the 10% voting limitation) at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (a) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (b) the failure is due to a violation of any of the asset tests (other than a “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests if such hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury Regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends”. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed, as described below) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT. If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, with respect to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

If we fail to qualify for taxation as a REIT in any taxable year and a relief provision does not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as dividend income. Subject to limitations of the Code, corporate shareholders may be eligible for the dividends-received deduction and non-corporate shareholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code, for taxable years beginning before January 1, 2011. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

When we refer to a U.S. stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

(1) a citizen or resident, as defined in Code Section 7701(b), of the United States;

(2) a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3) an estate the income of which is subject to federal income taxation regardless of its source; or

(4) a trust that is subject to the primary supervision of a United States court and the control of one or more United States persons or that has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person under the Code.

Generally, in the case of a partnership (or other entity treated as such for federal income tax purposes) that holds our Common Shares, any partner that would be a U.S. stockholder if it held the Common Shares directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our Common Shares, that is not a U.S. stockholder.

Distributions by Us. So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non-corporate stockholders except with respect to the portion of any distribution (a) that represents income from dividends we receive from a taxable REIT subsidiary (TRS) or a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), or (b) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for such previous taxable year and less any taxes imposed on us for such previous taxable year. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. This discussion applies equally to distributions payable in cash and taxable stock distributions.

We may elect to designate distributions of our net capital gain as “capital gain dividends”. Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain”. We will be subject to tax at regular corporate rates on any undistributed capital gains.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gains as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15% (for taxable years beginning before January 1, 2011); or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our Common Shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from our Company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares of our common stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their own income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the shares (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain”. Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our Common Shares. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for 6 months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Taxation of Tax-Exempt Stockholders

Except as provided below, if a tax-exempt shareholder has not held its Common Shares as “debt financed property” within the meaning of the Code, the dividend income from our Company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or is a dealer with respect to our shares.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI; however, an organization exempt under Section 501(c)(9), (c)(17) or (c)(20) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for certain purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

In addition, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the pension-held REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts”.

A REIT is a pension-held REIT if the following conditions apply:

(1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by a pension trust will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any pension-held REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where such percentage is less than 5% for any taxable year.

The rules described above under the heading “Taxation of U.S. Stockholders — Distributions by Us” concerning the inclusion of our designated undistributed capital gain in the income of our shareholders will apply to tax-exempt shareholders. Thus, tax-exempt shareholders will be allowed a credit or refund of the tax deemed paid by them in respect of the includible gain.

U.S. Taxation of Non-U.S. Stockholders

Distributions by Us. Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty, will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as such dividends are taxable to U.S. shareholders, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to obtain a reduced rate of withholding under an applicable income tax treaty or to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. shareholder’s basis in its Common shares will be taxable to a non-U.S. shareholder as gain from the sale of Common Shares, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common stock will reduce the non-U.S. shareholder’s adjusted basis in its common stock, but not below zero, and will not be subject to federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1) a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with such non-U.S. shareholder’s trade or business within the U.S.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation unless:

(1) the investment in our Common Shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business or are attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA”, subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. shareholders that are designated as capital gain dividends, including any distributions that could have been designated as capital gain dividends. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder’s federal income tax liability. A non-U.S. shareholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a federal income tax return for the taxable year.

A non-U.S. shareholder that owns, actually or constructively, no more than 5% of our Common Shares at all times during the one-year period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, if our Common Shares is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. shareholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, non-U.S. shareholders would be able to offset as a credit against their federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual federal income tax liability.

Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our Common Shares generally would not be subject to U.S. taxation unless:

(1) the investment in our Common Shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain;

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3) our Common Shares constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our Common Shares will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders. We cannot guarantee that we will be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. shareholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such ex-dividend date. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. shareholder sells its Common Shares, our stock sold by such shareholder would not be considered a U.S. real property interest if:

(1) the class or series of stock sold is considered regularly traded under applicable Treasury Regulations on an established securities market; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the shorter of the five-year period ending on the date of the sale or exchange or the taxpayer’s holding period with respect to such stock.

If gain on the sale or exchange of our Common Shares were subject to taxation under FIRPTA, a non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Shareholders. In general, information reporting requirements will apply to distributions on our Common Shares and payments of the proceeds of the sale of our Common Shares to some shareholders, unless an exception applies. Further, the payee will be subject to backup withholding on any payments if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2) the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3) There has been a notified payee under-reporting with respect to interest, dividends, or original issue discount described in Section 3406(c) of the Code; or

(4) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations and tax exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on our Common Shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our Common Shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our Common Shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary. Any amount withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against such stockholder’s U.S. federal income tax liability (which might entitle such stockholder to a refund), provided that the required information is furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences

Our Company and its shareholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of our Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities. To the extent that we and any of our subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the federal income tax laws applicable to us and our shareholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our Common Shares.

ERISA CONSIDERATIONS

The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayer’s particular circumstances from an independent tax advisor. The foregoing language is intended to satisfy the requirements under the regulations in Section 10.35 of Circular 230.

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan’s assets within the jurisdiction of the United States district courts. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors”, the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of our securities.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common stock.

The Plan Assets Regulation

The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” hold less than 25% of the equity interests in the entity. Our common stock would constitute an “equity interest” for purposes of the Plan Assets Regulation.

Publicly Offered Security

Under the Plan Assets Regulation, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The Common Shares purchased upon exercise of the warrants may meet the criteria of the publicly offered securities exception to the look-through rule.

First, the Common Shares could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates.

Second, our Common Shares on the date of this prospectus are held by 100 or more investors, and on the date hereof at least 100 or more of these investors will be independent of us and of one another.

Third, the Common Shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the Common Shares is registered under the Exchange Act.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded, no assurance can be given that the 25% Limit will not be exceeded at all times.

Operating Companies

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments”, and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We have not endeavored to determine whether we will satisfy the REOC or VCOC exceptions.

Our Status Under ERISA

We believe, on the basis of the Plan Assets Regulation, that our assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If for any reason our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA.

A fiduciary of an ERISA plan or other plan that proposes to cause such entity to purchase our common stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

The sale of our Common Shares to a Plan is in no respect a representation by us or any other person associated with an offering of our Common Shares that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LIABILITY AND INDEMNIFICATION OF

DIRECTORS AND OFFICERS

Officers and directors of FACE are covered by provisions of the Indiana General Corporation Law and our Articles of Incorporation and By-laws, which serve to limit, and, sometimes to indemnify them against, some of the liabilities which they may incur in such capacities.

Limitations on Liability

Under Indiana law, a director is not liable for any action taken as a director or failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty and the duty of good faith unless the director has breached or failed to perform duties of the office in compliance with Indiana law or the breach or failure to perform constitutes willful misconduct or recklessness.

Indemnification

FACE’s Articles of Incorporation and By-laws provides that for indemnification of its directors and officers, and former directors and officers, or any person who may have served at our request as a director or officer of another corporation in which FACE owns shares of capital stock or of which FACE is a creditor, against expenses of the defense of any proceeding in which any of them is a party because they are or were our directors or officers, or of such other corporation, to the fullest extent permitted under Indiana law. There is no indemnification if such person is found to be liable for recklessness or misconduct in the performance of duty.

The indemnification and advancement of expenses under FACE’s By-laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled. It is policy that indemnification of the persons specified in the By-laws is to be made to the fullest extent permitted by law. The indemnification and advancement of expenses under the By-laws, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or other control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

AVAILABLE INFORMATION

FACE will furnish annual reports containing audited financial statements to shareholders. Additional unaudited reports may be provided to shareholders at such time as we may determine or as required by law. FACE will also be subject to the reporting requirements of the Securities Exchange Act of 1934 upon effectiveness of the registration statement.

FACE has filed a registration statement on Form S-11 under the Securities Act of 1933 with the Securities and Exchange Commission in Washington, D.C. The prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement as filed including the exhibits thereto. The registration statement may be reviewed and copied at the Public Reference Room of the SEC located at Room 1580, 100 F. Street, N.E. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, FACE is an electronic filer. The SEC maintains an Internet site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

LEGAL MATTERS

The validity of the issuance of the Common Shares and the Common Stock Purchase Warrants has been passed upon by Stoll Keenon Ogden PLLC, 2000 PNC Plaza, 500 West Jefferson, Louisville, Kentucky 40202.

EXPERTS

GBH CPAs, PC, an independent registered public accounting firm, has audited our financial statements as of August 16, 2010, and for the period from July 27, 2010 (inception) to August 16, 2010, as set forth in their report appearing in this prospectus and registration statement.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders

Free and Clear Equity, Inc.

(A Development Stage Company)

Indianapolis, Indiana

We have audited the accompanying balance sheet of Free and Clear Equity, Inc. as of August 16, 2010, and the related statements of operations, shareholders’ equity, and cash flows for the period from July 27, 2010 (inception) to August 16, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Free and Clear Equity, Inc. as of August 16, 2010, and the results of their operations and their cash flows for the period from July 27, 2010 (inception) to August 16, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company which has experienced losses since inception with no revenues. Those conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

December 22, 2010

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

BALANCE SHEET

As of August 16, 2010
ASSETS
Cash	$77,890
Prepaid expense	54,673

Total Assets	$132,563

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities	$—

Shareholders’ Equity:
Common stock, no par value 1,000 shares authorized 640 shares issued and outstanding	395,635
Stock subscription receivable	(260,500)
Accumulated deficit during the development stage	(2,571)

Total Shareholders’ Equity	132,563

Total Liabilities and Shareholders’ Equity	$132,563

The accompanying notes are an integral part of these financial statements.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period July 27, 2010 (Inception) to August 16, 2010

Revenues	$—

Expenses:
General and administrative expenses	2,571

Net loss before income taxes	(2,571)

Income taxes	—

Net loss	$(2,571)

Loss per common share – basic and diluted	(5.44)

Weighted average number of shares outstanding – basic and diluted	472

The accompanying notes are an integral part of these financial statements.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

STATEMENT OF SHAREHOLDERS’ EQUITY

For the Period July 27, 2010 (Inception) to August 16, 2010

	Common Stock		Subscription	Accumulated
	Shares	Amount	Receivable	Deficit	Total
Balance July 27, 2010	—	$—	$—	$—	$—

Issuance of common shares for cash on July 27, 2010	200	384	(250)	—	134

Issuance of common shares for cash on August 4, 2010	440	395,250	(260,250)	0	135,000
Net loss	—	—	—	(2,571)	(2,571)

Balance August 16, 2010	640	$395,634	$(260,500)	$(2,571)	$132,563

The accompanying notes are an integral part of these financial statements.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period July 27, 2010 (Inception) to August 16, 2010
Cash flows from operating activities
Net loss	$(2,571)
Adjustments to reconcile net loss to cash flow from operating activities:
Increase in prepaid expenses	(54,673)

Net cash used by operating activities	(57,244)

Cash flows from financing activities
Proceeds from issuance of common shares	135,134

Net cash provided by financing activities	135,134

Net increase in cash	77,890

Cash at the beginning of period	—

Cash at end of period	$77,890

Supplemental cash flow information
Cash paid for
Interest	$—
Income taxes	$—
Non-cash investing and financing activities
Issuance of stock for stock subscription receivable	$260,500

The accompanying notes are an integral part of these financial statements.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

Notes to Financial Statements

August 16, 2010

Note 1—Organization

Free and Clear Equity, Inc. (“FACE” or the “Company”) is a development stage company incorporated in the state of Indiana on July 27, 2010 (Inception). FACE is focused on acquiring commercial real estate and mortgages secured by commercial real estate located in the United States. Our fiscal year end is December 31.

FACE has no assets other than cash and prepaid expenses and has not commenced operations. FACE has not entered into any contracts to acquire commercial properties, mortgages secured by commercial properties or other assets.

Note 2—Development Stage and Going Concern

FACE is a development stage company as defined in Accounting Standards Codification (“ASC”) 915 and has not generated any revenues from operations and there is no assurance of any future revenues. As of August 16, 2010, FACE had an accumulated deficit of $2,571. FACE will require substantial additional funds to pursue its business plan and sustain its operations for the next twelve months. There is no assurance that FACE will be able to obtain sufficient additional funds if needed, or that such funds, if available, will be obtainable on terms satisfactory to FACE. FACE plans to conduct an offering of shares of its common stock, which it expects to complete during the first quarter of 2011. The financial statements do not include any adjustments that might be necessary should FACE be unable to continue as a going concern.

Note 3—Significant Accounting Policies

Basis of Presentation

The financial statements include all of the accounts of FACE, presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts. Actual results could differ from those estimates.

Underwriting Commissions and Offering Costs

Underwriting commissions and offering costs to be incurred in connection with FACE’s common stock offering will be reflected as a reduction of additional paid in capital. Such costs are contingent upon the offering being completed.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

August 16, 2010

Cash and Cash Equivalents

The Company considers all highly liquid monetary instruments with original maturities of three months or less to be cash equivalents. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. FACE places its cash with high credit quality institutions.

Fair Values of Financial Instruments

Management believes that the carrying amounts of FACE’s financial instruments, consisting primarily of cash approximated their fair values as of August 16, 2010 due to their short-term nature.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net change in deferred income taxes. Provision is made for deferred income taxes where the differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Earnings (loss) per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive securities of the Company.

Stock-based Compensation

Measurement of the cost of employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock awards or stock options.

Subsequent Events

The management of FACE has evaluated subsequent events through the date the financial statements were issued.

FREE AND CLEAR EQUITY, INC.

(A Development Stage Company)

Notes to Financial Statements—(Continued)

August 16, 2010

Note 4—Capital Stock

The Company’s original authorized shares were 1,000 common shares with no par value. In July and August, 2010, the Company issued 600 common shares for cash of $135,134 and a stock subscription receivable of $260,500.

Note 6—Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. Any information or representation which is not included in the prospectus should not be relied upon and is not authorized by the issuer. The delivery of this prospectus at any time does not imply that the information in the prospectus is correct at any time subsequent to its date of issue. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

131,972,350 Common Shares

and

3,041,778 Common

Stock Purchase Warrants

of

Free and Clear Equity, Inc.

PROSPECTUS

                         , 2011

Until                                         , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses Of Issuance And Distribution.

SEC registration fee		$21,831.45
Legal fees and expenses
Accounting fees and expenses
Printing expenses
Transfer Agent fees
Other underwriting fees

Total	$

All of the above items except the registration fee are estimates.

Item 32.	Sales to Special Parties.

See Item 33 below.

Item 33. Recent Sales Of Unregistered Securities

The Registrant issued a total of 640 shares, 400 shares to FACE of Indiana, LLC for $395,000, 200 shares to Jeffrey J. Jinks for $384 and 40 shares to Chance W. Bunger for $250 in July and August of 2010. In                         , 2011, in connection with a recapitalization, FACE issued 55,778 additional Common Shares for each share held to the three shareholders. FACE claimed exemption from registration of these securities under Section 4(2) of the Securities Act of 1933.

Of the 32,678,400 Common Shares issued to the three founders, 8,169,600 Common Shares (in addition to the 1,402,750 Common Shares sold to Monogenesis on the effective date of this registration statement for $17,013.50 with no underlying discounts or commissions some of which will be distributed as a dividend to Monogenesis shareholders) will be registered under this Registration Statement. The remaining securities issued will bear a restrictive legend.

Four entities, provided services to the Company. Sun Coast Realty, Inc. received 9,030 warrants, NoMax Realty Group received 6,063 warrants, Island Capital Management, LLC received 12,060 warrants and Greg McAndrews & Associates received 28,625 warrants as a fees for services performed in connection with the determination of the exercise price and the valuation of the warrants. The warrants received by the consultants as fees have the same terms and conditions as the warrants received by the Monogenesis shareholders. The value of the warrants as they are a right to purchase shares at a set price of $2.50 is not determinable. The Company claims exemption from registration of these securities pursuant to 4(2) of the Securities Act of 1933. The purchasers all have ties to the securities industry and are sophisticated investors. Any information requested by them was provided.

Item 34.	Indemnification Of Directors And Officers.

Free and Clear Equity, Inc. has provisions in its Restated and Amended Articles of Incorporation which limit its directors’ monetary liability to it or its shareholders except: (a) for any breach of the director’s duty of loyalty to FACE or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing and culpable violation of law; (c) for acts or omissions that a director believes to be contrary to the best interests of FACE or its shareholders or that involve the absence of good faith on the part of the director; (d) for unlawful payment of dividends or making of a distribution or unlawful repurchase or redemption of its own stock; (e) for any transaction from which the director derived an improper personal benefit; (f) for acts or omissions that show a reckless disregard for the director’s duty to FACE or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his duties of a risk of serious injury to FACE or its shareholders; or (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to FACE or its shareholders.

FACE is required to indemnify its officers and directors for any liability incurred by them in their capacity as such except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty or for which the exclusive of personal liability of directors for monetary damages described above is not available.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement - Stock Purchase Agreement and Plan of Reorganization

3.1*	Amended and Restated Articles of Incorporation of Free and Clear Equity, Inc.

3.3*	Amended and Restated By-laws of Free and Clear Equity, Inc.

4.1*	Warrant Agreement Between Free and Clear Equity, Inc. and Olde Monmouth Stock Transfer Co., Inc.

4.2*	Specimen Warrant Certificate

4.3*	Specimen Common Share Certificate

5.1*	Opinion of Counsel regarding validity of securities being issued

8.1*	Opinion of Counsel regarding certain tax matters

10.1*	Escrow Agreement Between Free and Clear Equity, Inc. and PNC Bank, National Association

23.1**	Consent of GBH CPAs, PC, Independent Public Accountants

23.2*	Consent of Counsel - See Exhibit 5.1

*	To be filed by amendment
**	Filed herewith

Item 37.	Undertakings.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 (the “Act”) to any purchaser, if the registrant is subject to Rule 430C under the Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indianapolis, Indiana on December 23, 2010.

Free and Clear Equity, Inc.

Dated: December 23, 2010	By:	/S/ CHANCE W. BUNGER
Chance W. Bunger, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/S/ CHANCE W. BUNGER	Principal Executive Officer, Director	December 23, 2010
Chance W. Bunger

/S/ THOMAS G. FERKINHOFF	Principal Financial and Accounting Officer, Director	December 23, 2010
Thomas G. Ferkinhoff

/S/ JEFFREY J. JINKS	Director	December 23, 2010
Jeffrey J. Jinks

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement - Stock Purchase Agreement and Plan of Reorganization

3.1*	Amended and Restated Articles of Incorporation of Free and Clear Equity, Inc.

3.3*	Amended and Restated By-laws of Free and Clear Equity, Inc.

4.1*	Warrant Agreement Between Free and Clear Equity, Inc. and Olde Monmouth Stock Transfer Co., Inc.

4.2*	Specimen Warrant Certificate

4.3*	Specimen Common Share Certificate

5.1*	Opinion of Counsel regarding validity of securities being issued

8.1*	Opinion of Counsel regarding certain tax matters

10.1*	Escrow Agreement Between Free and Clear Equity, Inc. and PNC Bank, National Association

23.1**	Consent of GBH CPAs, PC, Independent Public Accountants

23.2*	Consent of Counsel - See Exhibit 5.1

*	To be filed by amendment
**	Filed herewith